UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )
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Applied Micro Circuits Corporation
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INVITATION TO 2015 ANNUAL MEETING OF STOCKHOLDERS
DATE: Tuesday, August 4, 2015
TIME: 1:00 p.m.
PLACE: Applied Micro Circuits Corporation’s Corporate Headquarters
4555 Great America Parkway, 6th Floor, Santa Clara, CA 95054
June 24, 2015
Dear Stockholders:
I am pleased to invite you to join me at the Annual Meeting of Stockholders of Applied Micro Circuits Corporation on August 4, 2015. At the annual meeting, we will ask you to elect Cesar Cesaratto, Paul Gray, Fred Shlapak, Robert Sproull, Duston Williams, Christopher Zepf and me as directors of your company and to ratify the selection of KPMG LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2016. You will also be asked to vote upon a proposal to amend our 2011 Equity Incentive Plan and to provide your annual advisory vote on the Company’s executive compensation, as described in the Proxy Statement.
In addition to the formal items of business, at the annual meeting I will be available to review our major developments over the past several months and share with you our plans for the future. You will have the opportunity to ask questions and express your views to our senior management. Members of the Board of Directors will also be present.
Whether or not you are able to attend the annual meeting in person, it is important that your shares be represented. We have provided in the accompanying proxy statement instructions on how to vote your shares. Please vote as soon as possible.
Sincerely yours,

Dr. Paramesh Gopi
President and Chief Executive Officer

APPLIED MICRO CIRCUITS CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 4, 2015

To the Stockholders of Applied Micro Circuits Corporation:
The annual meeting of stockholders of Applied Micro Circuits Corporation will be held at our corporate headquarters located at 4555 Great America Parkway, 6th Floor, Santa Clara, CA 95054, on Tuesday, August 4, 2015, at 1:00 p.m., local time, for the following purposes:
1. To elect the seven nominees for director named in the Proxy Statement accompanying this Notice.
2. To ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2016.
3. To vote upon a proposal to amend our 2011 Equity Incentive Plan.
4. To provide an advisory vote to approve executive compensation, as described in the Proxy Statement accompanying this Notice.
5. To conduct any other business properly brought before the annual meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the annual meeting is June 10, 2015. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.
By Order of the Board of Directors

L. William Caraccio
Secretary

Santa Clara, California
June 24, 2015
IMPORTANT
YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE VOTE ON THE INTERNET AS INSTRUCTED IN THESE MATERIALS, OR, IF YOU REQUESTED AND RECEIVED A PRINTED COPY OF THIS PROXY STATEMENT, COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD USING THE ENCLOSED RETURN ENVELOPE OR VOTE OVER THE TELEPHONE AS INSTRUCTED IN THESE MATERIALS, AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY CARD ISSUED IN YOUR NAME FROM THAT RECORD HOLDER.
THANK YOU FOR ACTING PROMPTLY.

APPLIED MICRO CIRCUITS CORPORATION

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 4, 2015

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why are these materials being made available to me?
Applied Micro Circuits Corporation (sometimes referred to as “AppliedMicro,” the “Company,” “we,” or “us”) is making these proxy materials available to you because our Board of Directors is soliciting your proxy to vote at our 2015 annual meeting of stockholders to be held on Tuesday, August 4, 2015 at 1:00 p.m., local time, at our corporate headquarters located at 4555 Great America Parkway, 6th Floor, Santa Clara, CA 95054. You are invited to attend the annual meeting, and we request that you vote on the proposals described in this proxy statement. You do not need to attend the meeting to vote your shares. Instead, you may simply follow the instructions below to submit your proxy on the Internet or by telephone. Alternatively, if you requested and received a printed copy of these materials by mail, you may also complete, sign and return the accompanying proxy card.
We intend to mail a Notice Regarding the Availability of Proxy Materials (sometimes referred to as the “Notice”), on or about June 24, 2015, to all stockholders of record entitled to vote at the annual meeting. The Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice will also instruct you as to how you may submit your proxy on the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.
What am I voting on?
There are four matters scheduled for a vote at the annual meeting:

•	Proposal 1, to elect the seven nominees for director named in Proposal 1;

•	Proposal 2, to ratify the selection of KPMG LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2016;

•	Proposal 3, to vote upon a proposal to amend our 2011 Equity Incentive Plan; and

•	Proposal 4, to provide an advisory vote to approve executive compensation, as described in this proxy statement.
Who can vote at the annual meeting?
Only stockholders of record at the close of business on June 10, 2015 will be entitled to vote at the annual meeting. On this record date, 81,509,918 shares of our common stock were outstanding and entitled to vote.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid annual meeting. A quorum will be present if at least a majority of the outstanding shares are present at the annual meeting or represented by proxy. At the close of business on the record date for the annual meeting, there were 81,509,918 shares outstanding and entitled to vote. Thus, 40,754,960 shares must be present at the annual meeting or represented by proxy to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy or vote at the annual meeting. If there is no quorum, either the chairman of the annual meeting or a majority of the votes present at the meeting or represented by proxy may adjourn the annual meeting to another date.
Am I a stockholder of record?
If at the close of business on June 10, 2015, your shares were registered directly in your name with our transfer agent, Computershare Investor Services, LLC, then you are a stockholder of record.

What if my AppliedMicro shares are not registered directly in my name but are held in street name?
If at the close of business on June 10, 2015, your shares were held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct the broker, bank or other nominee on how to vote the shares in your account.
If your shares are held in “street name” through a broker, your broker does not have discretionary authority to vote your shares without your instructions, except in connection with “routine” matters. The only “routine” matter proposed for approval at the annual meeting is Proposal 2, the ratification of the selection of KPMG LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2016. Accordingly, if your broker sends a request for instructions on how to vote, you are requested to provide those instructions to your broker so that your vote can be counted. Otherwise, except for votes on “routine” matters, your broker will not be authorized to vote your shares, which is referred to as a “broker non-vote.”
If I am a stockholder of record of AppliedMicro shares, how do I cast my vote?
If you are a stockholder of record, you may vote in person at the annual meeting. We will give you a ballot when you arrive. If you do not wish to vote in person or you will not be attending the annual meeting, you may vote by proxy over the Internet. To vote by proxy on the Internet, go to http://www.proxyvote.com to complete an electronic proxy card. Alternatively, if you requested and received a printed copy of these materials by mail, you may also complete, sign and return the accompanying proxy card using the envelope provided, or you may vote by proxy over the phone by dialing the toll-free number shown on the proxy card and following the recorded instructions. If you vote by proxy, your vote must be received by 11:59 p.m. Eastern Time on August 3, 2015 to be counted.
We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.
If I am a beneficial owner of AppliedMicro shares, how do I vote?
If you are a beneficial owner of shares held in street name, you should have received the Notice from the broker, bank or other nominee that is the record owner of your shares rather than from us. Beneficial owners that received a Notice by mail from the record owner should follow the instructions included in the Notice to view the proxy statement and transmit their voting instructions to the broker, bank or other nominee or to request that a printed copy of these materials be mailed to them. For a beneficial owner to vote in person at the annual meeting, you must obtain a valid proxy from the record owner. To request the requisite proxy form, follow the instructions provided by your broker, bank or other nominee or contact them.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of our common stock that you owned as of the close of business on June 10, 2015.
What types of votes are permitted on each proposal?
The types of votes permitted for Proposal 1, the election of the nominees for director named therein, Proposal 2, the ratification of the selection of KPMG LLP as our independent registered public accounting firm, Proposal 3, to vote upon a proposal to amend our 2011 Equity Incentive Plan, and Proposal 4, to provide an advisory vote on executive compensation, are a vote “For” or “Against” or abstain.
How many votes are needed to approve each proposal?

•
For Proposal 1, the election of directors, each nominee to be elected must receive a majority of the votes cast in person or by proxy with respect to that nominee’s election. A “majority of votes cast” means that the number of votes “For” a director’s election must exceed the number of votes “Against” that director’s election. Abstentions and broker non-votes will have no effect on the outcome of the vote.

•
To be approved, Proposal 2, the ratification of the selection of KPMG LLP, must receive a “For” vote from the majority of the shares present at the annual meeting or represented by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect on the outcome of the vote.

•
To be approved, Proposal 3, the amendment of our 2011 Equity Incentive Plan, must receive a “For” vote from the majority of the shares present at the annual meeting or represented by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect on the outcome of the vote.

•
To be approved, Proposal 4, an advisory vote on executive compensation, must receive a “For” vote from the majority of the shares present at the annual meeting or represented by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect on the outcome of the vote.

How are votes counted?
Votes will be counted by the inspector of election appointed for the annual meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the presence of a quorum and the vote total for Proposals 2, 3 and 4 and, with respect to Proposals 2, 3 and 4, will have the same effect as “Against” votes. Broker non-votes will be counted towards the presence of a quorum but will not be counted towards the vote total for any proposal.
What if I vote by proxy but do not make specific choices?
If you complete the proxy voting procedures, but do not specify how you want to vote your shares, your shares will be voted “For” Proposal 1, the election of all nominees for director named therein, “For” Proposal 2, the ratification of the selection of KPMG LLP, “For” Proposal 3, the proposal to amend our 2011 Equity Incentive Plan, and “For” Proposal 4, an advisory vote approving executive compensation. Your proxy will vote your shares using his or her best judgment with respect to any other matters properly presented for a vote at the meeting.
Can I change my vote after submitting my proxy?
Yes. You can revoke your proxy at any time before the final vote at the annual meeting. You may revoke your proxy in any one of the following ways:

•	You may send a written notice that you are revoking your proxy to our Secretary (Attn: Secretary, Applied Micro Circuits Corporation, 4555 Great America Parkway, Suite 601, Santa Clara, CA 95054).

•
You may attend the annual meeting and vote in person. Simply attending the annual meeting will not, by itself, revoke your proxy. Remember that if you are a beneficial owner of AppliedMicro shares and wish to vote in person at the annual meeting, you must obtain a valid proxy from the organization that is the record owner of your shares (such as your broker).

•	If you requested and received a printed copy of these materials by mail, you may revoke your proxy by submitting another properly completed proxy card with a later date.
What does it mean if I receive more than one Notice?
If you received more than one Notice, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions included in each Notice to ensure that all of your shares are voted.
How can I find out the results of the voting at the annual meeting?
Preliminary voting results will be announced at the annual meeting. Final voting results will be published in a Form 8-K filed with the SEC after the annual meeting. The SEC's website is www.sec.gov.
When are stockholder proposals due for the next annual meeting?
To be considered for inclusion in the proxy materials for our 2016 annual meeting, your proposal must be submitted in writing to our Secretary (Attn: Secretary, Applied Micro Circuits Corporation, 4555 Great America Parkway, Suite 601, Santa Clara, CA 95054) by February 26, 2016, together with the information required by Rule 14a-8 under the Securities Exchange Act of 1934, as amended. Stockholders wishing to submit proposals or director nominations that are not to be included in our proxy materials for our 2016 annual meeting must do so no earlier than the close of business on April 6, 2016 and no later than the close of business on May 6, 2016, provided, however, that, if the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the first anniversary of the preceding year’s annual meeting, for your notice to be timely, it must be so received by the Secretary not earlier than the close of business on the ninetieth (90th) day prior to such annual meeting and not later than the close of business on the later of the sixtieth (60th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made.
You are advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. Our Bylaws are available in the Investor Relations section of our corporate website, http://www.apm.com, under Corporate Governance - Governance Documents.
Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
We have engaged The Proxy Advisory Group, LLC to assist in the solicitation of proxies and provide related advice and informational support, for a service fee and the reimbursement of customary disbursements that are not expected to exceed $25,000 in the aggregate.

CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS
This proxy statement includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that do not represent historical facts, and the assumptions underlying those statements. Words such as “anticipate,” “believe,” “plan, “expect,” “estimate,” “predict,” “intend,” “may,” “will,” “should,” “future,” “imminent,” “opportunity,” “potential” and similar expressions identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding: anticipated revenue growth, profitability and stockholder return; our business strategy and the progress of our business transformation; the development, production, availability and performance of our X-Gene®, HeliX® and X-Weave® product families and other new products; customer adoption of our products and their total addressable market, total serviceable market and total cost of ownership; the development, success and breadth of the emerging ecosystem for ARM® 64-bit based products; our products’ estimated time-to-market advantage; and market and technological trends. All forward-looking statements are subject to risks and uncertainties that are inherently subject to change and could cause actual results to differ materially from those expressed or implied by any forward-looking statement. Those risks and uncertainties include, among others, those discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2015, and our subsequent Quarterly Reports on Form 10-Q. All forward-looking statements speak only as of the date of this proxy statement, and except as required by law, we undertake no obligation to update or revise any forward-looking statements to reflect events or circumstances after that date.

PROPOSAL 1
ELECTION OF DIRECTORS
Our Board of Directors currently consists of seven directors: Cesar Cesaratto, Paramesh Gopi, Ph.D., Paul R. Gray, Ph.D., Theodore A. ("Fred") Shlapak, Robert F. Sproull, Ph.D., Duston M. Williams and Christopher F. Zepf. Each of our current directors has been nominated for re-election at the annual meeting.
The nominees proposed for election as directors are listed below. Directors elected at the annual meeting will hold office until the next annual meeting. Each of Messrs. Cesaratto, Shlapak and Williams and Drs. Gray, Gopi and Sproull was elected by our stockholders at our last annual meeting. Mr. Zepf was appointed as a director by our Board of Directors on May 20, 2015.
Each individual nominated for election has agreed to serve if elected. We have no reason to believe that any nominee will be unable to serve if elected.
Certain individual experience, qualifications, attributes and skills of each of our director nominees that led the Board to conclude that such nominees should be elected or re-elected as directors are described in each of the biographies below. The following information was provided by the nominees:

CESAR CESARATTO
Chairman of the Board
Age:	67
Director Since:	2002
Principal Occupation:	Retired
Recent Business Experience:
Various executive positions with Nortel Networks Corporation, a communications equipment manufacturing company, spanning component and product development, operations, sales and marketing from 1970 to May 2001. His most recent position with Nortel was President Wireless Systems for Europe, Middle East and Africa. Mr. Cesaratto has also served on the Board of Directors of several companies: Genum Corporation from 2002 to 2007; Tundra Semiconductors Corporation from 2007 to 2009; and BreconRidge Corporation from 2007 to 2010. He is involved with a number of Canadian start-up companies as an angel investor.

Other Current Directorships:	DragonWave Inc.
Committee Memberships:	Member of the Compensation Committee and of the Governance and Nominating Committee.
Qualifications & Attributes:
Mr. Cesaratto’s years of executive leadership and management experience in the high technology industry, his service on other company boards, and his experience with mature and emerging technology companies have positioned him well to serve as our Chairman of the Board of Directors.

PARAMESH GOPI, PH.D.
Age:	46
Director Since:	2009
Principal Occupation:	President and Chief Executive Officer of AppliedMicro since May 2009.
Previous Business Experience:
Senior Vice President and Chief Operating Officer of AppliedMicro from June 2008 to May 2009 and member of the Board of Directors since April 2009. From September 2002 to June 2008, Dr. Gopi held various positions with Marvell Semiconductor, a provider of mixed-signal and digital signal processing integrated circuits to broadband digital data networking markets. At Marvell, Dr. Gopi held several executive-level positions including Vice President and General Manager of the Embedded and Emerging Business Unit, Chief Technology Officer and Director of Technology Strategy. From June 2001 to August 2002, Dr. Gopi was Executive Director of Strategic Marketing and Applications at Conexant Systems, Inc., a mixed-signal processing company. He joined Conexant Systems, Inc. as part of its acquisition of Entridia Corporation in 2001. Dr. Gopi founded Entridia, a provider of network processing application specific integrated circuits for optical networks, in 1999. Prior to Entridia, Dr. Gopi held principal engineering positions at Western Digital and Texas Instruments where he was responsible for the development of key mixed-signal networking products.

Qualifications & Attributes:
Dr. Gopi has been our President and Chief Executive Officer since May 2009 and brings to the Board his broad strategic vision for the Company. Dr. Gopi’s technical qualifications as well as leadership and management experience in startup and mature semiconductor companies make him uniquely qualified to lead AppliedMicro. As the sole member of management on our Board, he serves as the critical link between management and the Board, enabling the Board to perform its oversight function with the benefit of management’s perspectives on our business.

PAUL R. GRAY, PH.D.
Age:	72
Director Since:	2009
Principal Occupation:	Professor Emeritus, University of California at Berkeley.
Recent Business Experience:
Executive Vice Chancellor and Provost at the University of California at Berkeley from July 2000 to June 2006. During his over 30 year tenure with the University, Dr. Gray held numerous administrative posts, including Director of the Electronics Research Laboratory, Vice Chairman of the Electrical Engineering and Computer Science (“EECS”) Department for Computer Resources, Dean of the College of Engineering and Chairman of the Department of EECS.

Other Current Directorships:	Sentons Corporation.
Committee Memberships:	Chairman of the Governance and Nominating Committee, Member of the Compensation Committee.
Qualifications & Attributes:
Dr. Gray’s expertise and academic experience in electrical engineering, his years of executive leadership and management within higher education, and his service on other technology company boards make Dr. Gray a valuable contributor to our Board of Directors.

THEODORE A. ("FRED") SHLAPAK
Age:	71
Director Since:	2006
Principal Occupation:	Retired
Recent Business Experience:
Various executive positions with Motorola Corporation, a communications equipment manufacturing company, from 1971 to his retirement in 2004. His most recent position prior to retirement was President of the Semiconductor Products Sector at Motorola Corporation.

Other Current Directorships:	None.
Committee Memberships:	Chairman of the Compensation Committee, Member of the Audit Committee.
Qualifications & Attributes:	Mr. Shlapak’s leadership experience within the semiconductor industry, as well as his service on other technology company boards, render him a valuable member of our Board of Directors.

ROBERT F. SPROULL, PH.D
Age:	68
Director Since:	2011
Principal Occupation:	Retired
Recent Business Experience:
Various executive positions with Sun Microsystems and Sun Microsystems Laboratories, until Sun’s acquisition by Oracle in 2010. Prior to Sun, Dr. Sproull was a principal in the consulting firm of Sutherland, Sproull and Associates, an Associate Professor at Carnegie Mellon University, and a Research Scientist at the Xerox Palo Alto Research Center.

Other Current Directorships:	None.
Committee Memberships:	Member of the Governance and Nominating Committee and the Audit Committee.
Qualifications & Attributes:
Dr. Sproull’s 40-year experience within the computer science industry, his experience in academia and various leadership roles within industry committees and consortia, as well as years of executive leadership and management, make Dr. Sproull a valuable contributor to our Board of Directors.

DUSTON M. WILLIAMS
Age:	57
Director Since:	2013
Principal Occupation:	Chief Financial Officer of Nutanix, Inc., a provider of next-generation data center infrastructure solutions.
Recent Business Experience:
Mr. Williams became CFO of Nutanix in April 2014. Before joining Nutanix, he was CFO of Gigamon, a provider of network traffic visibility solutions, from March 2012 to April 2014. Previously, he served as CFO of SandForce, Inc., a data storage company, from March 2011 through its sale to LSI Corporation in January 2012. From June 2006 to June 2010, he served as vice president and CFO of Infinera Corporation. From December 2004 to June 2006, he served as executive vice president and CFO of Maxtor Corporation. From July 2003 to November 2004, he served as CFO of Aruba Wireless Networks. From July 2001 to February 2003, he served as CFO of Rhapsody Networks Inc. From January 2000 to June 2001, he served as CFO of Netigy Corporation. From July 1986 to December 1999, he served in a variety of accounting and finance positions at Western Digital Corporation, including as its senior vice president and CFO. Mr. Williams was a member of the Board of Directors of Compellent Technologies, which was subsequently acquired by Dell, from 2008 to 2010.

Other Current Directorships:	None. Previously Director of Compellent Technologies, Inc.
Committee Memberships:	Member and Chairman of the Audit Committee.
Qualifications & Attributes:
Mr. Williams' more than 29 years of experience serving in CFO and other senior management finance and accounting positions for semiconductor and other technology companies, both public and private, render him a valuable member of our Board of Directors and Audit Committee.

CHRISTOPHER F. ZEPF
Age:	43
Director Since:	2015
Principal Occupation:	Founder and Portfolio Manager, Kingdom Ridge Capital, LLC
Recent Business Experience:
Mr. Zepf founded Kingdom Ridge Capital, LLC, an SEC-registered investment advisor, in 2007 and has been Portfolio Manager of Kingdom Ridge since 2007. Previously, he was a Portfolio Manager with SAC Capital Advisors, LLC, from 2002 to 2007, and was a Portfolio Manager, Director of Technology Research and Senior Equity Analyst with Fidelity Management & Research from 1997 to 2002.

Other Current Directorships:	Kingdom Ridge Capital, LLC.
Committee Memberships:	None.
Qualifications & Attributes:
Mr. Zepf's experience as an investment manager and equity analyst, with a focus on the technology sector, should assist him in contributing to the Board of Directors' deliberations. In addition, Kingdom Ridge is currently one of the Company's largest stockholders, and has held a significant equity position therein since 2008.

Agreement with the Company:
The Company formally invited Mr. Zepf to join its Board of Directors pursuant to a letter agreement which Mr. Zepf and Kingdom Ridge Capital, LLC accepted in May 2015, following which he was appointed to the Board effective May 21, 2015. Among other things, the letter agreement provided that, subject to Mr. Zepf's and Kingdom Ridge's compliance with the agreement, our Board would nominate and recommend Mr. Zepf for election as a Director at this Annual Meeting of Stockholders. The letter agreement contains various other covenants of Mr. Zepf and Kingdom Ridge, including their agreement to vote their Company shares in favor of each of the proposals listed in this proxy statement. Reference is made to the full text of the letter agreement, a copy of which was filed as an exhibit to our Current Report on Form 8-K dated May 14, 2015, for more information. That report is available on the SEC's website, www.sec.gov.

Required Vote and Board Recommendation
Directors are elected pursuant to the “majority voting” standard that was adopted by our Board of Directors in April 2009. Under this standard, in an uncontested election, such as the election at the annual meeting, directors are elected by a majority of the votes properly cast in person or by proxy with respect to that nominee’s election. For each nominee to be elected, the number of votes “For” the nominee must exceed the number of votes “Against” that nominee’s election. Our Board of Directors and the Governance and Nominating Committee have nominated for re-election as directors only those candidates who agree to tender, in connection with their nomination, irrevocable resignations that will be effective upon (1) the failure to receive the required majority vote for re-election, and (2) the Board’s acceptance of such resignation. If an incumbent director fails to receive the required majority vote for re-election, the Governance and Nominating Committee will act on an expedited basis to determine whether to accept the director’s resignation and will submit such recommendation for prompt consideration by the Board. The Governance and Nominating Committee and the Board may consider any factors that they deem relevant in deciding whether to accept a director’s resignation.
Only votes “For” or “Against” will affect the outcome of this proposal. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the named nominees or, if any nominee becomes unavailable for election as a result of an unexpected occurrence, for the election of a substitute nominee selected by the Governance and Nominating Committee of the Board of Directors.
THE BOARD OF DIRECTORS
RECOMMENDS A VOTE “FOR” EACH NAMED NOMINEE.

CORPORATE GOVERNANCE
We have long upheld a set of basic beliefs to guide our actions, including the belief that business should be conducted with the highest standards of ethical behavior. This belief governs our interaction with our customers, suppliers, employees and investors.
We are committed to continuously improve our governance process to meet and exceed all regulatory requirements. The following corporate governance profile highlights some of the initiatives undertaken by our Board of Directors:
Majority Voting in Elections of Directors

•	In April 2009, our Board of Directors approved amendments to our Bylaws and corporate governance guidelines to implement majority voting in all elections of directors other than contested elections.

•
Under the majority voting standard, to be elected each nominee must receive a majority of the votes cast with respect to that nominee in any uncontested election of directors (i.e., an election in which the number of nominees does not exceed the number of directors to be elected).

•
Prior to being nominated for re-election, incumbent directors must tender an irrevocable resignation that will be effective upon (i) the failure of such person to receive the required vote for re-election and (ii) the Board’s acceptance of such resignation, in accordance with our corporate governance guidelines.

•	In contested elections, directors are elected by a plurality of the shares present in person or by proxy and entitled to vote on the election of directors.
Independent Directors

•	As set forth in the Board Guidelines, at least two-thirds of our directors must meet the independence standards of the Nasdaq Stock Market, or Nasdaq.

•	All of our current directors are independent under these independence standards, except for Dr. Paramesh Gopi who is employed by us.

•	Our independent directors regularly meet in executive session to discuss matters of interest to them without management present.
Board Leadership Structure

•
Our Board has concluded that having our Chairman of the Board be an independent director is the appropriate structure at this point in time. Having the positions of Chairman and Chief Executive Officer as separate positions allows our Chief Executive Officer to focus on day-to-day business and allows our Chairman to lead the Board in its oversight responsibilities. The Chairman coordinates, develops the agenda for, and moderates Board meetings, and acts as a liaison between the independent directors and management on sensitive issues. The Chairman also coordinates the independent directors’ annual evaluations of the performance of the Chief Executive Officer and Chief Financial Officer and provides the evaluations to the Compensation Committee in connection with its annual evaluation of the officers’ performance, provides recommendations as to the membership of the various Board Committees, as well as selection of the Committee Chairs, and retains such counsel or consultants as the Chairman deems necessary to perform his or her responsibilities.

Governance and Nominating Committee

•
Our Governance and Nominating Committee has adopted a charter that can be found in the Investor Relations section of our corporate website, http://www.apm.com, under Corporate Governance - Committee Charters.

•
In accordance with its charter, our Governance and Nominating Committee establishes effective corporate governance processes, including oversight of the appointment of new directors, Board committee structure and membership, Board compensation and Chief Executive Officer succession planning.

•	Every Governance and Nominating Committee member is an independent director under the Nasdaq listing standards.
Compensation Committee

•	The charter of our Compensation Committee can be found in the Investor Relations section of our corporate website, http://www.apm.com, under Corporate Governance - Committee Charters.

•	In accordance with its charter, the Compensation Committee reviews and approves all executive compensation matters.

•	Every Compensation Committee member is an independent director under the Nasdaq listing standards.

Audit Committee

•	Our Audit Committee has policies to ensure that our independent registered public accounting firm remains independent.

•	The Audit Committee charter can be found in the Investor Relations section of our corporate website, http://www.apm.com, under Corporate Governance - Committee Charters.

•
Our Board of Directors has determined that each of the current members of the Audit Committee is independent under the Nasdaq listing standards and that each of Messrs. Shlapak and Williams qualifies as an “audit committee financial expert” in accordance with applicable rules of the Securities and Exchange Commission (the “SEC”).

•
Our Audit Committee has adopted a policy and procedures for the pre-approval of all audit and non-audit services to be rendered by our independent registered public accounting firm, KPMG LLP. Under the policy, the Audit Committee generally pre-approves specified services in defined categories up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of our independent registered public accounting firm or on a case-by-case basis for specific tasks before an engagement. Our Audit Committee has delegated the pre-approval of services to its Chairman who is required to report each pre-approval to the full Audit Committee no later than its next meeting.

•	KPMG LLP, our independent registered public accounting firm, reports directly to the Audit Committee, which meets at least quarterly with such firm without management present.
Corporate Governance Guidelines

•
Our Board of Directors has adopted a set of Board Guidelines that cover a broad range of corporate governance issues including director qualification and responsibility. The Board Guidelines can be found in the Investor Relations section of our corporate website, http://www.apm.com, under Corporate Governance - Governance Documents.

Code of Business Conduct and Ethics

•
Our Board of Directors has also adopted a Code of Business Conduct and Ethics for us that all directors, executive officers and employees (including our principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions) must review and abide by.

•	Our Code of Business Conduct and Ethics includes policies on regulatory compliance, conflicts of interest and confidentiality.

•	Our Code of Business Conduct and Ethics can be found in the Investor Relations section of our corporate website, http://www.apm.com, under Corporate Governance - Governance Documents.

•
We will promptly disclose on our corporate website, http://www.apm.com, or in a Form 8-K as required, (i) the nature of any amendment to our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and (ii) the nature of any waiver, including an implicit waiver, from a provision of our Code of Business Conduct and Ethics that is granted to one of these specified officers and the name of the person who is granted the waiver.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
Stockholders wishing to communicate with our Board of Directors may send a written communication addressed to our Secretary at our principal executive offices. Communications also may be sent by e-mail to the following address: board@apm.com. The Secretary will promptly forward the communication to the Board as appropriate. This policy is contained in the Board Guidelines that can be found in the Investor Relations section of our corporate website, http://www.apm.com, under Corporate Governance - Governance Documents.
In addition, we have a formal policy regarding attendance by directors at our annual meeting of stockholders. Directors are invited to and are expected to attend the annual meeting. This policy is contained in the Board Guidelines that can be found in the Investor Relations section of our corporate website, http://www.apm.com, under Corporate Governance - Governance Documents. All but one of our directors attended the 2014 annual meeting of stockholders.

GOVERNANCE AND NOMINATING COMMITTEE EVALUATION OF BOARD NOMINEES
The Governance and Nominating Committee will consider director candidates recommended by our stockholders. Stockholders who wish to recommend individuals for consideration by the Governance and Nominating Committee to become nominees for election to the Board at our annual meeting of stockholders may do so by delivering, at least 120 days prior to the anniversary date of the mailing of our proxy statement for our last annual meeting of stockholders, a written recommendation to the Governance and Nominating Committee c/o our Secretary at our principal executive offices. Each submission must set forth:

•	the name and address of each AppliedMicro stockholder on whose behalf the submission is made;

•	the number of AppliedMicro shares that are owned beneficially by such stockholder;

•	the full name of the proposed candidate;

•	a description of the proposed candidate’s business experience for at least the previous five years;

•	complete biographical information for the proposed candidate; and

•	a description of the proposed candidate’s qualifications as a director.
Each submission must be accompanied by the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected.
Our Bylaws contain provisions which address the process by which a stockholder may nominate an individual to the Board of Directors at our annual meeting of stockholders. Our Bylaws are available in the Investor Relations section of our corporate website, http://www.apm.com, under Corporate Governance - Governance Documents.
The Governance and Nominating Committee believes that candidates for director should have certain minimum qualifications, including the highest personal and professional integrity and values, an inquiring and independent mind, practical wisdom and mature judgment. In evaluating director nominees, the Governance and Nominating Committee considers the following factors:

•	recognized achievement and reputation;

•
diversity of experience and background of the proposed director, including the need for financial, business, academic, public sector or other expertise on our board of directors or its committees. Board membership should reflect diversity in its broadest sense. The Company seeks directors who represent a diversity of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. The Board, as a whole, should possess a combination of skills, professional experience and backgrounds necessary to oversee the Company’s business. The Board assesses the diversity of skills, experience and backgrounds represented on the board as part of the annual board self-evaluation process;

•	an ability to contribute to some aspect of our activities; and

•	the willingness to make the commitment of time and effort required of an AppliedMicro director.
The Governance and Nominating Committee’s goal is to assemble a Board of Directors with the skills and characteristics that taken together will assure a strong Board with experience and expertise in corporate governance.
The Governance and Nominating Committee is responsible for reviewing periodically with the Board of Directors, including the Chief Executive Officer, the appropriate skills and characteristics required of new Board members in the context of the current makeup of the Board.
Other than the foregoing, there are no stated minimum criteria for director nominees, although the Governance and Nominating Committee may also consider such other factors as it may deem are in the best interests of us and our stockholders. The Governance and Nominating Committee does, however, believe that it is appropriate for at least one, and, preferably, several, members of the Board of Directors to meet the criteria for an “audit committee financial expert” as defined by the rules of the SEC, and that two-thirds of the members of the Board meet independent director standards. The Governance and Nominating Committee also believes it is appropriate for our Chief Executive Officer to participate as a member of the Board.
The Governance and Nominating Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue serving on the Board or if the Governance and Nominating Committee decides not to re-nominate a member for re-election, the Governance and Nominating Committee identifies the desired skills and experience of a new nominee in light of the criteria above. The Governance and Nominating Committee then uses its network of contacts to compile a list of candidates, but may also engage, if it deems appropriate, a professional search firm. Candidates may be recommended to the Governance and Nominating Committee by other directors, stockholders, employees, or other interested parties.
INTERIM DIRECTOR APPOINTMENTS AND SIZE OF THE BOARD
In addition to providing for the annual election of the Board of Directors by our stockholders, the Bylaws of the Company also permit the Governance and Nominating Committee and the Board to nominate and appoint additional members of the Board on an interim basis in between annual meetings of the stockholders. Such nominations and appointments may be completed in order to fill vacancies on the Board occurring as a result of director resignations or for other reasons. The Bylaws also permit the Board to increase or reduce the number of directors comprising the Board, provided that reduction of the authorized number of directors shall not have the effect of removing any director before such director’s term of office expires. In May 2015, the Board increased the number of directors comprising the Board to seven and appointed Mr. Christopher Zepf to fill the seventh Board seat, pursuant to these provisions. Mr. Zepf is one of the seven nominees for re-election to the Board at the annual meeting of stockholders to which this proxy statement relates.

RISK MANAGEMENT
Our Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of our risks. Our Board of Directors regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. As set forth in our Board Guidelines, the Board of Directors conducts an annual risk review prepared by management for assessment by the Board of Directors. Our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements as well as our compensation plans that generally apply to all employees, and determining that these plans do not incentivize executives and employees to take on an inappropriate level of risk. The Audit Committee oversees management of financial and legal compliance risks. The Governance and Nominating Committee manages risks associated with the independence of our Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed about them through committee reports.
In addition to the annual risk review, management also makes periodic presentations to the Board and/or its committees (as circumstances warrant) regarding all types of material risks facing the Company. At these meetings, the Board discusses and reviews these risks and determines what, if any, actions should be taken to mitigate these risks.

BOARD MEETINGS AND ATTENDANCE
Board Meetings in Fiscal 2015:  12.
Board Committees:  Three standing committees: Audit, Compensation, and Governance and Nominating.
Total Committee Meetings in Fiscal 2015:  31. The number of meetings held by each committee is set forth below.
Fiscal 2015 Attendance:  Each current Board member attended 75% or more of the meetings of the Board and the committees on which he served, held during the period for which he was a director or committee member.

BOARD COMMITTEES
The following table provides additional information regarding the committees of our Board of Directors during fiscal 2015:

Name of Committee and Members	Principal Functions of the Committee	Meetings in Fiscal 2015
Audit Duston Williams, Chairman Fred Shlapak Robert Sproull	• Has direct responsibility for the appointment, evaluation, compensation, retention and oversight of the work of our independent registered public accounting firm. Such firm reports directly to the Committee and the Committee establishes policies for pre-approval of all audit and non-audit services provided by such firm.	14

•   Receives periodic reports from our independent registered public accounting firm and management regarding such firm’s independence and other matters. Recommends appropriate action to ensure such firm’s independence.

•   Reviews with management and our independent registered public accounting firm our quarterly and annual financial statements and other financial disclosures, the adequacy of internal controls and major issues regarding accounting principles and practices.

	• Reviews and approves the scope of the audit at the outset and reviews the performance of our independent registered public accounting firm and any audit problems or difficulties encountered.

Compensation Fred Shlapak, Chairman Cesar Cesaratto Paul Gray, Ph.D.	• Approves remuneration arrangements for all of our executive officers, including base salaries, salary increases, incentive compensation plans and awards. Reviews the reasonableness and appropriateness of all such compensation.	13
	• Adopts and oversees the administration of incentive compensation and executive stock plans and determines awards granted to executive officers and employees under such plans.

•   Advises the Board of Directors on the reasonableness and appropriateness of executive compensation plans and levels, generally, including whether these effectively serve our interests and the interests of our stockholders by creating appropriate incentives for high levels of individual and company performance.

	• Has authority to engage an executive compensation consultant and other advisors.

Governance and Nominating Paul Gray, Ph.D., Chairman Cesar Cesaratto Robert Sproull, Ph.D.	• Makes recommendations to the Board of Directors regarding the composition of the Board and its Committees, including size and qualifications for membership.	4
	• Recommends candidates for election to the Board of Directors at the annual meeting.
	• Advises the Board of Directors on appropriate compensation for outside directors.
	• Advises the Board of Directors on corporate governance matters.
	• Has sole authority to engage a search firm to identify director candidates.
	• Evaluates the performance of the members of the Board of Directors.
	• Evaluates the effectiveness of the meetings of the Board of Directors, including agendas, meeting materials, meeting structure and organization, schedule of meetings and minutes.

COMPENSATION COMMITTEE PROCESSES AND PROCEDURES
For a description of our processes and procedures for the consideration and determination of executive and director compensation, see “Executive Compensation — Compensation Discussion and Analysis — Compensation Policies and

Processes” and “Executive Compensation — Director Compensation — Director Compensation Policies and Processes,” respectively.
REPORT OF THE COMPENSATION COMMITTEE 1
The Compensation Committee of the Board has reviewed, and discussed with management, the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our annual report on Form 10-K for the fiscal year ended March 31, 2015.
Fred Shlapak, Chairman Cesar Cesaratto
Paul Gray, Ph.D.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The members of the Compensation Committee during fiscal 2015 were Messrs. Cesaratto and Shlapak and Dr. Gray. None of these directors has at any time been an officer or employee of ours or any of our subsidiaries. We have entered into customary indemnification agreements with each of these directors as described in “Certain Relationships and Related Transactions.” None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

[1]
This section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, or the 1933 Act, or the Securities Exchange Act of 1934, or the 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

REPORT OF THE AUDIT COMMITTEE 2
The Audit Committee is comprised solely of independent directors, in accordance with Nasdaq listing standards, and operates under a written charter adopted by the Board of Directors. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.
The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. The purpose of the Audit Committee, as more fully described in its charter, is the general oversight of our financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of our financial statements, accounting principles, and design of internal controls and disclosure controls and procedures to ensure compliance with accounting standards, applicable laws and regulations. KPMG LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards.
Among other matters, the Audit Committee monitors the activities and performance of our independent registered public accounting firm, including the audit scope, external audit fees, auditor independence matters and the extent to which such firm may be retained to perform non-audit services. The Audit Committee has ultimate authority and responsibility to select, evaluate and, when appropriate, replace our independent registered public accounting firm. The Audit Committee also reviews the results of the audit work with regard to the adequacy and appropriateness of our financial, accounting and internal controls.
In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements in our annual report on Form 10-K for the fiscal year ended March 31, 2015 with management including a discussion of the quality, not just acceptability, of the accounting principles, reasonableness of significant judgments, and clarity of disclosures in the financial statements.
The Audit Committee reviewed with our independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just acceptability, of the accounting principles, reasonableness of significant judgments, and clarity of disclosures in the financial statements. In addition, such firm represented that its presentations included the matters required to be discussed with the Audit Committee pursuant to all relevant auditing standards regarding auditor communications.
Our independent registered public accounting firm also provided the Audit Committee with the written disclosures required by Rule 3526, Communication with Audit Committees Concerning Independence, and the Audit Committee discussed with our independent registered public accounting firm that firm’s independence.
In reliance on the Audit Committee’s reviews and discussions with management and our independent registered public accounting firm, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in our annual report on Form 10-K for the fiscal year ended March 31, 2015.
Duston Williams, Chair
Fred Shlapak
Robert F. Sproull, Ph.D

[2]
This section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 2
RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2016 and has further directed us to submit the selection of such firm for ratification by the stockholders at the annual meeting. KPMG LLP has audited our financial statements since our fiscal year ended March 31, 2010. Representatives of KPMG LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.

AUDIT AND OTHER FEES
The following tables set forth the aggregate fees billed by KPMG LLP for the services indicated for the fiscal years ended March 31, 2015 and 2014:

	2015	2014
Audit	$858,000	$806,000
Audit Related	14,000	15,000
Tax	—	—
All Other	—	—
Total	$872,000	$821,000
Audit Fees. Audit fees include the audit of our financial statements including the audit of our internal control over financial reporting for the fiscal year and the review of our interim financial statements.
Audit Related Fees. Audit related fees include fees for statutory audits in certain locations outside the United States where we have operations.
All fees described above were approved by the Audit Committee.
Pre-Approval Policies and Procedures
Our Audit Committee has adopted a policy and procedures for the pre-approval of all audit and non-audit services to be rendered by our independent registered public accounting firm, KPMG LLP. During fiscal 2015 and 2014, the Audit Committee pre-approved all audit and non-audit services performed by KPMG LLP. Under the policy, the Audit Committee generally pre-approves specified services in defined categories up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of our independent registered public accounting firm or on a case-by-case basis for specific tasks before an engagement. Our Audit Committee has delegated the pre-approval of services to its Chairman who is required to report each pre-approval to the full Audit Committee no later than its next meeting.
Required Vote and Audit Committee and Board Recommendation
Approval of Proposal 2 requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the annual meeting. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as “Against” votes. Broker non-votes will have no effect on the outcome of the vote.
THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS AND THE BOARD OF DIRECTORS
RECOMMEND A VOTE “FOR” PROPOSAL 2.

PROPOSAL 3
APPROVAL OF AMENDMENT OF THE APPLIED MICRO CIRCUITS CORPORATION
2011 EQUITY INCENTIVE PLAN

On May 20, 2015, our Board of Directors approved the amendment of the Applied Micro Circuits 2011 Equity Incentive Plan, or the “2011 Plan,” subject to the approval of our stockholders. We are asking our stockholders to approve the amendment of the 2011 Plan as approved by our Board of Directors. If approved by our stockholders, the proposed amendment of the 2011 Plan will, as described below, increase the number of shares of common stock reserved for issuance by 3,300,000 shares and make certain changes to the 2011 Plan’s rules for calculating the number of shares available for future grants under the plan. In addition, approval of this proposal by our stockholders will serve as re-approval of the material terms of the performance goals that may apply to certain awards under our 2011 Plan for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the “Code.” Our stockholders approved the 2011 Plan at our annual meeting held in August 2011. Re-approval of the material terms of performance goals is required under Section 162(m) of the Code every five years if the Company is to preserve its ability to take a federal tax deduction for certain performance awards made to certain executive officers under the 2011 Plan, subject to the other requirements of Section 162(m). Although re-approval is not required until our 2016 annual meeting of stockholders, in connection with the proposed amendment of the 2011 Plan, the re-approval of the material terms of the performance goals is being requested at this annual meeting. If Proposal 3 is approved by our stockholders, we will not be required to seek re-approval for Section 162(m) purposes until our 2020 annual meeting of stockholders. If Proposal 3 is not approved by our stockholders, the 2011 Plan will continue in effect under the current share limits and without regard to the other proposed amendments to the 2011 Plan, and the period of time during which we may grant certain performance-based compensation qualifying under Section 162(m) of the Code will not be extended. More information about Section 162(m) is provided below.
Background of the 2011 Plan
The 2011 Plan, as approved by our stockholders August 2011, was amended by our Board in October 2013, as disclosed in a Form 8-K filed with the SEC. That amendment reduced the maximum number of shares eligible for a performance award to any one person in a single year, limited automatic change-of-control vesting acceleration to grants made prior to the amendments, and made other clarifying changes. The 2011 Plan, as amended by the Board in October 2013 and including the currently proposed amendments, is described below under “Description of the 2011 Equity Incentive Plan.”

Description of Amendments

Increase in Available Shares. The proposed amendments to the 2011 Plan will increase the number of shares of common stock reserved for issuance under all forms of awards thereunder, other than incentive stock options, by 3,300,000 shares. As of May 20, 2015, the date of the Board's approval of the proposed amendment of the 2011 Plan, 2,044,551 shares remained available for the grant of new awards under the 2011 Plan. The Board believes that this remaining balance does not give us sufficient authority and flexibility to adequately provide for future equity incentives necessary to attract and retain both new and existing employees, executive officers and directors. The Board believes that the proposed share increase will allow us to provide additional long-term incentives to all of our employees, executive officers and directors, as well as maintain compensation packages that align our employees’, executive officers’, and directors’ interests to those of our stockholders and remain competitive to attract and retain individuals that can contribute to our success.

The history of the 2011 Plan is as follows: As approved by our stockholders in August 2011, the 2011 Plan initially provided for the issuance of up to 14,832,047 shares. This amount included 4,200,000 new shares and another 10,632,047 shares that were, at the time of initial adoption of the 2011 Plan, subject to outstanding awards under our 1992 Equity Incentive Plan and 2000 Equity Incentive Plan, or the “Prior Plans.” The shares covered by an outstanding award under the Prior Plans were to become available for issuance under the 2011 Plan if the award covering such shares terminated or was forfeited or otherwise returned to the share reserve under the Prior Plans. As of May 20, 2015, a total of 6,930,892 shares of common stock had been issued under the 2011 Plan (including the issuance of 2,092,101 shares relating to the Prior Plans), leaving a remaining balance as of that date of 7,901,155 shares reserved for issuance. Of these 7,901,155 shares reserved for issuance, 5,856,604 shares were subject to previously granted and outstanding awards under the 2011 Plan as of May 20, 2015 (including 1,661,612 shares relating to the Prior Plans), of which 1,724,879 were stock options with a weighted average exercise price of $9.16 and a weighted average contractual term of 1.7 years. Accordingly, as of May 20, 2015, a balance of 2,044,551 shares was available for the grant of new awards under the 2011 Plan.

As of June 15, 2015, the closing price of our common stock on Nasdaq was $6.99 per share.

Changes to Share Recycling Rules. The 2011 Plan generally counts only the number of shares actually issued under the 2011 Plan against the number of shares reserved for issuance and does not count awards settled in cash. As a result, currently under the 2011 Plan, shares withheld to satisfy tax withholding obligations with respect to stock options and stock appreciation rights or withheld or reacquired to pay the exercise price of stock options may be recycled and made available for the issuance of future awards. The proposed amendments change this by providing that with respect to the exercise of stock options and stock appreciation rights after May 20, 2015, shares withheld to satisfy a participant’s tax withholding upon exercise of a stock option or stock appreciation right, and shares withheld or reacquired for the payment of the exercise price of a stock option, will not be treated as settled in cash, and such shares will reduce the number of shares available under the 2011 Plan. Furthermore, with respect to exercises after May 20, 2015 of stock appreciation rights otherwise settled by delivery of shares, the number of shares reserved under the 2011 Plan will be reduced by one share for each stock appreciation right exercised.

Promotion of Good Corporate Governance Practices
The 2011 Plan, as proposed to be amended, includes a number of best practice provisions that we believe reinforce the alignment between our stockholders’ interests and equity compensation arrangements for employees and consultants. These provisions include, but are not limited to, the following:

•	No Discounted Options. Stock options may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date.

•
No Repricing without Stockholder Approval.  The Company cannot, without stockholder approval, “reprice” a stock option award by reducing the exercise price of such stock option or exchanging such stock option for cash, other awards or a new stock option at a reduced exercise price.

•
Reduced Share Recycling for Stock Options and Stock Appreciation Rights. Under the proposed amendment to the 2011 Plan, shares withheld to satisfy tax withholding obligations with respect to stock options and stock appreciation rights or withheld or reacquired to pay the exercise price of stock options do not become available for issuance of future awards under the 2011 Plan.

•
No Share Recycling for Open Market Purchases. Shares purchased by us in the open market using the proceeds of stock option exercises do not become available for issuance as future awards under the 2011 Plan.

•	No Dividends on Unearned Performance Awards. The 2011 Plan prohibits the payment of dividends or dividend equivalent rights on unvested performance awards.

•	No Transferability. Awards generally may not be transferred, except by will or the laws of descent and distribution, unless approved by the Board.

•	No Evergreen Provision. There is no “evergreen” feature pursuant to which the shares authorized for issuance under the 2011 Plan can be automatically replenished.

•	No Automatic Grants. The 2011 Plan does not provide for automatic grants to any participant.

•	No Tax Gross-ups. The 2011 Plan does not provide for any tax gross-ups.
Section 162(m) of the Code
The 2011 Plan has been structured in a manner such that awards may be granted under it which satisfy the requirements for “performance-based” compensation within the meaning of Section 162(m) of the Code. In general, under Section 162(m), in order for us to be able to deduct compensation in excess of $1,000,000 paid in any one year to our chief executive officer or any of our three other most highly compensated executive officers (other than our chief financial officer), such compensation must qualify as “performance-based.” One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by our stockholders. For purposes of Section 162(m), the material terms include (i) the employees eligible to receive compensation, (ii) a description of the business criteria on which the performance goal is based and (iii) the maximum amount of compensation that can be paid to an employee under the performance goal. With respect to the various types of awards under the 2011 Plan, each of these aspects is discussed below, and stockholder approval of this Proposal 3 will be deemed to constitute re-approval of each of these aspects of the 2011 Plan for purposes of the approval requirements of Section 162(m). Notwithstanding the ability under the 2011 Plan to structure awards that qualify as performance-based under Section 162(m), nothing in this Proposal 3 precludes the Company, the Board or the 2011 Plan’s administrator from granting awards, including awards with performance requirements, that do not qualify for deductibility under Section 162(m), nor is there any guarantee that awards intended to qualify for tax deductibility under Section 162(m) will ultimately be viewed as so qualifying by the Internal Revenue Service.

Description of the 2011 Equity Incentive Plan
The material features of the 2011 Plan, as proposed to be amended by this Proposal 3, are outlined below. This summary is qualified in its entirety by reference to the complete text of the 2011 Plan, as proposed to be amended, which is appended to this proxy statement as Annex A. Stockholders are urged to read the actual text of the 2011 Plan, as proposed to be amended, in its entirety.

Summary and Purpose
The terms of the 2011 Plan provide for the grant of stock options, restricted stock units, stock appreciation rights, restricted stock awards, other stock-related awards, and performance awards that may be settled in cash, stock, or other property. The purpose of the 2011 Plan is to provide a means by which our employees, directors and consultants may be given an opportunity to purchase or receive shares of our common stock, or cash tied to the value of our common stock, to assist us in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions, and to provide incentives for such persons to exert maximum efforts for our success.
Shares Available for Awards
If Proposal 3 is approved, the number of shares of our common stock reserved for issuance under the 2011 Plan will increase by 3,300,000 shares. Accordingly, if Proposal 3 is approved, the total number of shares of our common stock reserved for issuance under the 2011 Plan as of May 20, 2015 will be 11,201,155 shares, consisting of:

•	5,856,604 shares subject to stock awards that were previously granted and outstanding as of May 20, 2015; plus

•	5,344,551 shares available for new stock awards made subsequent to such date.

Shares that are subject to or underlie awards which expire or for any reason are canceled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered in shares under the 2011 Plan will again be available for subsequent awards under the 2011 Plan. Following the proposed amendment of the 2011 Plan, the following types of shares will not be available for future awards under the 2011 Plan with respect to exercises after May 20, 2015: (1) shares withheld at the time of exercise of a stock option or stock appreciation right intended to be settled in shares used to pay the withholding taxes related to such award; and (2) shares withheld or reacquired to pay the exercise price of the stock option. Also, under the proposed amendments, with respect to exercises after May 20, 2015, of stock appreciation rights otherwise settled by delivery of shares, the number of shares reserved under the 2011 Plan will be reduced by one share for each share covered by the exercised stock appreciation right.
The maximum number of shares of common stock reserved under the 2011 Plan which may be issued as incentive stock options under Section 422 of the Code is 4,200,000 shares.

Eligibility
The persons eligible to receive awards under the 2011 Plan consist of our employees, directors and consultants. However, incentive stock options, or “ISOs,” may be granted under the 2011 Plan only to our employees, including our officers who are employees. Approximately 370 employees, six directors and seven consultants were eligible to participate in the 2011 Plan as of the date of this proxy statement. We generally do not grant equity incentive awards to consultants.

Administration
The 2011 Plan is administered by our Board of Directors, which may in turn delegate authority to administer the plan to a committee. Our Board of Directors has delegated administration of the 2011 Plan to the Compensation Committee of the Board. Subject to the terms of the 2011 Plan, our Compensation Committee determines recipients, the numbers and types of stock awards to be granted and the terms and conditions of the stock awards, including the period of their exercisability and vesting criteria. Subject to the limitations set forth below, our Compensation Committee also determines the exercise price of options granted under the 2011 Plan. Subject to the terms of the 2011 Plan, our Compensation Committee may delegate to one or more of our officers the authority to grant stock awards to our non-officer employees. Such officer would be able to grant only the total number of stock awards specified by our Compensation Committee, and would not be allowed to grant a stock award to himself or herself.
Stock Options
Stock options will be granted pursuant to stock option agreements. Generally, the exercise price for a stock option cannot be less than 100% of the fair market value of the common stock subject to the option on the date of grant. Options granted under the 2011 Plan will vest at the rate specified in the option agreement. A stock option agreement may provide for early exercise, prior to vesting. Unvested shares of our common stock issued in connection with an early exercise may be repurchased by us.

In general, the term of stock options granted under the 2011 Plan may not exceed ten years. Unless the terms of an optionholder’s stock option agreement provide for earlier or later termination, if an optionholder’s service relationship with us, or any affiliate of ours, ceases due to disability or death, the optionholder, or his or her beneficiary, may exercise any vested options for up to 12 months, after the date the service relationship ends. If an optionholder’s service relationship with us, or any affiliate of ours, ceases for any reason other than disability or death, the optionholder may exercise any vested options for up to 90 days after the date the service relationship ends, unless the terms of the stock option agreement provide for a longer or shorter period to exercise the option. In no event may an option be exercised after its expiration date.
Acceptable forms of consideration for the purchase of our common stock issued under the 2011 Plan will be determined by our Compensation Committee and may include cash, common stock previously owned by the optionholder, payment through a broker assisted exercise or a net exercise feature, or other legal consideration approved by our Compensation Committee.
Generally, an optionholder may not transfer a stock option other than by will or the laws of descent and distribution or a domestic relations order. However, to the extent permitted under the terms of the applicable stock option agreement, an optionholder may designate a beneficiary who may exercise the option following the optionholder’s death.
Limitations
The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000. The options or portions of options that exceed this limit are treated as non-statutory stock options, or “NSOs.” No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any affiliate unless the following conditions are satisfied:

•	the option exercise price must be at least 110% of the fair market value of the stock subject to the option on the date of grant; and

•	the term of any ISO award must not exceed five years from the date of grant.
In addition, the maximum number of shares of common stock otherwise reserved under the 2011 Plan which may be issued as ISOs is 4,200,000 shares.
Restricted Stock Unit Awards
Restricted stock unit awards are granted pursuant to restricted stock unit award agreements. Payment of any purchase price may be made in any form permitted under applicable law; however, we will settle a payment due to a recipient of a restricted stock unit award by delivery of shares of our common stock, by cash, by a combination of cash and stock as deemed appropriate by our Compensation Committee, or in any other form of consideration determined by our Compensation Committee and set forth in the restricted stock unit award agreement. Dividend equivalents may be credited in respect of shares of our common stock covered by a restricted stock unit award. Restricted stock unit awards may be subject to vesting in accordance with a vesting schedule to be determined by our Compensation Committee. Generally, except for restricted stock unit awards that (i) are granted to non-employee directors or (ii) vest based on the satisfaction of performance goals (which will generally vest over a performance period not less than one year), restricted stock unit awards will vest over a time period not less than three years, except in the event of certain change-of-control transactions. Other examples of restricted stock unit awards that may vest at a rate more favorable to the participant than over a three-year period or, if based on the satisfaction of performance goals, over a performance period less than one year include awards granted in consideration for extraordinary past or future services actually or to be rendered to the Company or a Company affiliate, or to recruit, retain or incent executive or other talent deemed critical to our success. Except as otherwise provided in the applicable restricted stock unit award agreement, restricted stock units that have not vested will be forfeited upon the participant’s termination of continuous service for any reason.
Restricted Stock Awards
Restricted stock awards may be granted pursuant to restricted stock award agreements. A restricted stock award may be granted in consideration for the recipient’s past or future services performed for us or an affiliate of ours. Shares of our common stock acquired under a restricted stock award may be subject to forfeiture to us in accordance with a vesting schedule to be determined by our Compensation Committee. Generally, except for restricted stock awards that (i) are granted to non-employee directors or (ii) vest based on the satisfaction of performance goals (which will generally vest over a performance period not less than one year), restricted stock awards will vest over a time period not less than three years, except in the event of certain change-of-control transactions. Other examples of restricted stock awards that may vest at a rate more favorable to the participant than over a three-year period or, if based on the satisfaction of performance goals, over a performance period less than one year include awards granted by the Board in consideration for extraordinary past or future services actually or to be rendered to the Company or a Company affiliate, or to recruit, retain or incent executive or other talent deemed critical to the

Company's success. Rights to acquire shares of our common stock under a restricted stock award may be transferred only upon such terms and conditions as are set forth in the restricted stock award agreement.
Performance Awards
The 2011 Plan provides for the grant of two types of performance awards: performance stock awards and performance cash awards. Performance awards may be granted, vest or be exercised based upon the attainment during a certain period of time of certain performance goals. All of our employees, directors and consultants are eligible to receive performance awards under the 2011 Plan. The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained shall be determined by our Compensation Committee. The maximum amount to be granted to any individual in a calendar year attributable to such performance awards may not exceed 750,000 shares of our common stock in the case of performance stock awards, or $4,200,000 in the case of performance cash awards.
In granting a performance award, our Compensation Committee will set a period of time, or a performance period, over which the attainment of one or more performance goals will be measured for the purpose of determining whether the award recipient has a vested right in or to such performance award. For performance awards intended to qualify a performance-based compensation, within the time period prescribed by Section 162(m) of the Code (typically before the 90th day of a performance period), our Compensation Committee will establish the performance goals, based upon one or more pre-established performance criteria enumerated in the 2011 Plan and described below, and soon as administratively practicable following the end of the performance period, our Compensation Committee will certify (in writing) whether the performance goals have been satisfied.
Performance goals under the 2011 Plan shall be determined by our Compensation Committee, based on one or more of the following performance criteria: (i) earnings per share; (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization; (iv) total stockholder return; (v) return on equity; (vi) return on assets, investment, or capital employed; (vii) operating margin; (viii) gross margin; (ix) operating income; (x) net income (before or after taxes); (xi) net operating income; (xii) net operating income after tax; (xiii) pre-tax profit; (xiv) operating cash flow; (xv) sales or revenue targets; (xvi) increases in revenue or product revenue; (xvii) expenses and cost reduction goals; (xviii) improvement in or attainment of working capital levels; (xix) economic value added (or an equivalent metric); (xx) market share; (xxi) cash flow; (xxii) cash flow per share; (xxiii) share price performance; (xxiv) debt reduction; (xxv) implementation or completion of projects or processes; (xxvi) customer satisfaction; (xxvii); stockholders’ equity; and (xxviii) to the extent that an award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Compensation Committee.
Performance goals using the criteria described above may be based on a Company-wide basis, with respect to one or more business units, divisions, affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. At the time of the grant of any award, the Compensation Committee may determine whether, when calculating the attainment of performance goals: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; and (v) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles. In addition, the Compensation Committee retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of performance goals.
Stock Appreciation Rights
Stock appreciation rights may be granted through stock appreciation rights agreements. Each stock appreciation right is denominated in common stock share equivalents. The strike price of each stock appreciation right will be determined by our Compensation Committee or its authorized committee, but shall in no event be less than 100% of the fair market value of the stock subject to the stock appreciation right at the time of grant. Our Compensation Committee may also impose any restrictions or conditions upon the vesting of stock appreciation rights that it deems appropriate. Stock appreciation rights may be paid in our common stock or in cash or any combination of the two, or any other form of legal consideration approved by our Compensation Committee. If a stock appreciation right recipient’s relationship with us, or any affiliate of ours, ceases for any reason, the recipient may exercise any vested stock appreciation right up to 90 days from cessation of service, unless the terms of the stock appreciation right agreement provide that the right may be exercised for a longer or shorter period.

Other Stock Awards
Other forms of stock awards valued in whole or in part with reference to our common stock may be granted either alone or in addition to other stock awards under the 2011 Plan. Our Compensation Committee will have sole and complete authority to determine the persons to whom and the time or times at which such other stock awards will be granted, the number of shares of our common stock to be granted and all other conditions of such other stock awards. Other forms of stock awards may be subject to vesting in accordance with a vesting schedule to be determined by our Compensation Committee. Generally, except for other forms of stock awards that (i) are granted to non-employee directors or (ii) vest based on the satisfaction of performance goals (which will generally vest over a performance period not less than one year), other forms of stock awards will vest over a time period not less than three years, except in the event of certain change-of-control transactions. Other examples of these awards that may vest at a rate more favorable to the participant than over a three-year period or, if based on the satisfaction of performance goals, over a performance period less than one year include awards granted in consideration for extraordinary past or future services actually or to be rendered to the Company or a Company affiliate, or to recruit, retain or incent executive or other talent deemed critical to our success.
Changes to Capital Structure
In the event that there is a specified type of change in our capital structure not involving the receipt of consideration by us, such as a stock split or stock dividend, the number of shares reserved under the 2011 Plan and the number of shares and exercise price or strike price, if applicable, of all outstanding stock awards will be appropriately adjusted.
Corporate Transactions
In the event of certain corporate transactions, all outstanding stock awards under the 2011 Plan may be assumed, continued or substituted for by any surviving entity, and in such event, awards granted before October 22, 2013 will become entitled to one year of additional vesting. If the surviving entity elects not to assume, continue or substitute for such awards, the vesting of such stock awards held by persons whose service with us has not terminated generally will be accelerated in full and such stock awards will terminate if and to the extent not exercised at or prior to the effective time of the corporate transaction and our repurchase rights will generally lapse.
Term of the Plan and Plan Amendments
Unless sooner terminated by our Board, the 2011 Plan will terminate on April 26, 2021. Our Board has the authority to amend or terminate the 2011 Plan. However, no amendment or termination of the plan will adversely affect any rights under awards already granted to a participant unless agreed to by the affected participant. We will obtain stockholder approval of any amendment to the 2011 Plan as required by applicable law.
New Plan Benefits
The benefits that will be awarded or paid under the 2011 Plan, as proposed to be amended, are not currently determinable. Such awards are within the discretion of the Compensation Committee, and the Compensation Committee has not determined future awards or who might receive them. Information about awards granted in fiscal year 2015 under the Company’s equity plans to the Company’s named executive officers can be found in the table under the heading “Grants of Plan-Based Awards” in this proxy statement.
Past Stock Option Benefits

Pursuant to SEC rules, the following table sets forth the number of shares subject to stock options granted through May 20, 2015 that count against the maximum share authorization of the 2011 Plan, as described above. These share numbers do not take into account the effect of stock options that have been cancelled or that expired unexercised, and do not reflect shares subject to RSUs and other types of awards that have been granted to participants under the 2011 Plan.

Name and Position	Option Awards(#)
Named Executive Officers:
Paramesh Gopi, Ph.D.	1,330,000
Douglas T. Ahrens	—
L. William Caraccio, Esq.	120,000
Michael Major	184,020
All executive officers, as a group (4 persons)	1,634,020
All directors who are not executive officers, as a group	203,750
All employees, including officers who are not executive officers, as a group	2,408,328
U.S. Federal Income Tax Consequences
The information set forth below is a summary only and does not purport to be complete. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any recipient may depend on his or her particular situation, each recipient should consult the recipient’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as a result of an award. The 2011 Plan is not qualified under the provisions of Section 401(a) of the Code, and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income.

Nonstatutory Stock Options
Generally, there is no taxation upon the grant of an NSO where the option is granted with an exercise price equal to the fair market value of the underlying stock on the grant date. On exercise, an optionee will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the stock over the exercise price. If the optionee is employed by us or one of our affiliates, that income will be subject to withholding tax. The optionee’s tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and the optionee’s capital gain holding period for those shares will begin on that date.
Subject to the requirement of reasonableness and the provisions of Section 162(m) of the Code, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the optionee.
Incentive Stock Options
The 2011 Plan provides for the grant of stock options that qualify as “incentive stock options,” as defined in Section 422 of the Code, or ISOs. Under the Code, an optionee generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the optionee holds a share received on exercise of an ISO for more than two years from the date the option was granted and more than one year from the date the option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long-term capital gain or loss.
If, however, an optionee disposes of a share acquired on exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the optionee generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the option, the amount of ordinary income recognized by the optionee will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.
For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an ISO exceeds the exercise price of that option generally will be an adjustment included in the optionee’s alternative minimum taxable income for the year in which the option is exercised.
We are not allowed an income tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired on exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, we are allowed a deduction in an amount equal to the ordinary income includible in income by the optionee, subject to Section 162

(m) of the Code and provided that amount constitutes an ordinary and necessary business expense for us and is reasonable in amount.
Restricted Stock Units
Generally, the recipient of a stock unit structured to conform to the requirements of Section 409A of the Code or an exception to Section 409A of the Code will recognize ordinary compensation income at the time the stock is delivered equal to the excess, if any, of the fair market value of the shares of our common stock received over any amount paid by the recipient in exchange for the shares of our common stock. To conform to the requirements of Section 409A of the Code, the shares of our common stock subject to a stock unit award may only be delivered upon one of the following events: a fixed calendar date (or dates), separation from service, death, disability or a change of control. If delivery occurs on another date, unless the stock units qualify for an exception to the requirements of Section 409A of the Code, in addition to the tax treatment described above, the recipient will owe an additional 20% tax and interest on any taxes owed.
The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock units will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered.
Subject to the requirement of reasonableness and the provisions of Section 162(m) of the Code, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.
Restricted Stock Awards
Generally, the recipient of a restricted stock award will recognize ordinary compensation income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is not vested when it is received (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days of his or her receipt of the stock award, to recognize ordinary compensation income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient in exchange for the stock.
The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested.
Subject to the requirement of reasonableness and the provisions of Section 162(m) of the Code, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.
Stock Appreciation Rights
Under the 2011 Plan, we may grant stock appreciation rights separate from any other award or in tandem with other awards under the 2011 Plan.
Where the rights are granted with a strike price equal to the fair market value of the underlying stock on the grant date and where the recipient may only receive the appreciation inherent in the stock appreciation rights in shares of our common stock, the recipient will recognize ordinary compensation income equal to the fair market value of the stock received upon such exercise. If the recipient may receive the appreciation inherent in the stock appreciation rights in cash or other property and the stock appreciation right has been structured to conform to the requirements of Section 409A of the Code, then the cash will be taxable as ordinary compensation income to the recipient at the time that the cash is received.
Subject to the requirement of reasonableness and the provisions of Section 162(m) of the Code, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.

Section 162 Limitations
Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to stock awards, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year. For purposes of Section 162(m) of the Code, the term “covered employee” means our chief executive officer and our four other most highly compensated executive officers as of the end of a taxable year as disclosed in our SEC filings. Please see the Summary Compensation Table below for a current listing of covered employees.

Certain kinds of compensation, including qualified “performance-based” compensation, are disregarded for purposes of the Section 162(m) deduction limitation. In accordance with United States treasury regulations issued under Section 162(m), compensation attributable to certain stock awards will qualify as performance-based compensation if the award is granted by a committee of our Board of Directors consisting solely of “outside directors” and the stock award is granted (or exercisable) only upon the achievement (as certified in writing by the committee) of an objective performance goal established in writing by the committee while the outcome is substantially uncertain, and the material terms of the 2011 Plan under which the award is granted is approved by stockholders. A stock option or stock appreciation right may be considered “performance-based” compensation as described in the previous sentence or by meeting the following requirements: the incentive compensation plan contains a per-employee limitation on the number of shares for which stock options and stock appreciation rights may be granted during a specified period, the material terms of the plan are approved by the stockholders, and the exercise price of the option or right is no less than the fair market value of the stock on the date of grant.
The regulations under Section 162(m) require that the directors who serve as members of the committee must be “outside directors.” The 2011 Plan provides that directors serving on the committee may be “outside directors” within the meaning of Section 162(m). This limitation would exclude from the committee directors who are (i) current employees of ours or one of our affiliates, (ii) former employees of ours or one of our affiliates who are receiving compensation for past services to us or one of our affiliates (other than benefits under a tax-qualified pension plan), (iii) current and former officers of ours or one of our affiliates, (iv) directors currently receiving direct or indirect remuneration from us or one of our affiliates in any capacity other than as a director, and (v) any other person who is not otherwise considered an “outside director” for purposes of Section 162(m). The definition of an “outside director” under Section 162(m) is generally narrower than the definition of a “non-employee director” under Rule 16b-3 of the 1934 Act. Our Compensation Committee is currently comprised solely of “outside directors” within the meaning of Section 162(m).
Required Vote and Board of Directors Recommendation
Approval of Proposal 3 requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the annual meeting. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as “Against” votes. Broker non-votes will have no effect on the outcome of the vote.
Our Board of Directors believes that approval of Proposal 3 is in our best interests and the best interests of our stockholders for the reasons stated above.
THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS AND THE BOARD OF DIRECTORS
RECOMMEND A VOTE “FOR” PROPOSAL 3.

PROPOSAL 4
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), AppliedMicro’s stockholders are entitled to cast an advisory vote at the annual meeting to approve the compensation of the Company’s named executive officers, as disclosed in this proxy statement. Pursuant to the Dodd-Frank Act, the stockholder vote is an advisory vote only and is not binding on AppliedMicro or its Board of Directors.
Although the vote is non-binding, the Compensation Committee and the Board of Directors value your opinions and will consider the outcome of the vote in establishing compensation philosophy and making future compensation decisions.
After consideration of the vote of stockholders at our 2011 annual meeting and other factors, the Board of Directors has decided to hold advisory votes on the approval of executive compensation annually until the next advisory vote on frequency occurs. Accordingly, unless the Board of Directors modifies its policy on the frequency of future votes, the next advisory vote to approve executive compensation will be held at the 2016 annual meeting of stockholders.
Pay-for-Performance Philosophy
As described more fully in the “Executive Compensation - Compensation Discussion and Analysis” section and in the Summary Compensation Table and subsequent tables on pages 44 to 50, the Company’s named executive officers, as identified on page 30, are compensated in a manner that we believe to be consistent with our business strategy, competitive practice, sound compensation governance principles, and stockholder interests and concerns. Our compensation policies and decisions are focused on pay-for-performance.
AppliedMicro also has several compensation governance programs and policies in place as described on pages 30 to 42 to manage compensation risk and align the Company’s executive compensation with long-term stockholder interests. These programs include:

•	stock ownership guidelines;

•	an independent compensation committee and compensation committee consultant; and

•	a compensation recoupment or clawback policy.
In accordance with Regulation 14A of the 1934 Act, we are requesting your non-binding vote on the following resolution:
“Resolved, that the compensation of the Company’s named executive officers as disclosed in the proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion, is hereby approved."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 4.

PRINCIPAL HOLDERS OF COMMON STOCK
The following table sets forth the only persons who, to our knowledge, beneficially owned as of May 31, 2015 (or such other date as set forth in filings with the SEC), more than 5% of the outstanding shares of our common stock:

Name and Address	Number of Shares	Percent of Total(1)
Fidelity Management & Research Company(2)	11,809,555	14.49%
245 Summer Street, Boston, MA 02210
Kingdom Ridge Capital Master Fund, Ltd and its affiliates(3)	8,015,247	9.83%
Gardenia Court, Suite 3307 45 Market Street, Camana Bay P.O. Box 896 Grand Cayman KY1-1103 Cayman Islands
Vanguard Group, Inc.(4)	4,755,540	5.83%
100 Vanguard Blvd. Malvern, PA 19355
BlackRock, Inc.(5)	4,292,152	5.27%
40 East 52nd Street New York, NY 10022

(1)	The percentages are based on 81,508,959 shares of the Company’s common stock outstanding as of May 31, 2015.

(2)
Pursuant to a Schedule 13G/A filed with the SEC on February 13, 2015, Fidelity Management & Research Company and FMR Co., Inc., wholly owned subsidiaries of FMR LLC, beneficially owned 11,809,555 shares of our common stock, both having shared voting and dispositive rights. Reference is made to such filing for more information.

(3)
Pursuant to a Form 3 filed with the SEC on May 29, 2015, Kingdom Ridge Capital Master Fund, Ltd. and its Managing Principal, Mr. Christopher Zepf, beneficially owned the foregoing shares of our common stock. Kingdom Ridge Capital Master Fund, Ltd. owned 7,913,000 of the shares shown above, which may be deemed indirectly owned by Mr. Zepf as Managing Principal of Kingdom Ridge Capital, LLC. Mr. Zepf disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Of the shares shown above, Mr. Zepf directly owned 102,247 shares. Mr. Zepf joined our Board of Directors in May 2015.

(4)
Pursuant to a Schedule 13G/A filed with the SEC on February 10, 2015, the Vanguard Group, Inc. beneficially owned 4,755,540 shares of our common stock having sole dispositive power over 4,651,988 shares and shared dispositive power over 103,552 shares. Reference is made to such filing for more information.

(5)	Pursuant to a Schedule 13G/A filed with the SEC on February 2, 2015, BlackRock, Inc. beneficially owned the foregoing shares of our common stock. Reference is made to such filing for more information.

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS
The following table shows the beneficial ownership, reported to us as of May 31, 2015, of our common stock, including shares as to which a right to acquire ownership exists within the meaning of Rule 13d-3(d)(1) under the 1934 Act, of each of our current directors (who have been nominated for re-election as directors at the annual meeting); each of the Named Executive Officers as set forth in the Summary Compensation Table below; and all of our current directors and executive officers as a group:

Name(1)	Number of Shares(2)(3)	Percent of Total(3)
Cesar Cesaratto(4)	126,500	*
Paul R. Gray, Ph.D.(5)	57,250	*
Fred Shlapak(6)	94,750	*
Robert F. Sproull, Ph.D.(7)	58,750	*
Duston Williams	11,250	*
Paramesh Gopi, Ph.D.(8)	1,770,713	2.1%
Douglas T. Ahrens	33,413	*
L. William Caraccio(9)	305,012	*
Michael Major(10)	271,844	*
Christopher Zepf(11)	8,015,247	9.8%
All current executive officers and directors as a group (10 persons)(12)	10,744,729	12.9%

*	Less than one percent.

(1)	The address for our executive officers and directors is: c/o Applied Micro Circuits Corporation, 4555 Great America Parkway, 6th Floor, Santa Clara, CA 95054.

(2)
Except as stated below, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable.

(3)
In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are exercisable, or shares that are scheduled to issue upon vesting of restricted stock units, within 60 days after May 31, 2015 are deemed outstanding. Such shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Applicable percentages are based on 81,508,959 shares of common stock outstanding on May 31, 2015 and shares of common stock subject to options that are exercisable, or that are scheduled to issue upon vesting of restricted stock units, within 60 days after May 31, 2015.

(4)	Includes 82,500 shares of common stock issuable upon the exercise of options within 60 days of May 31, 2015.

(5)	Includes 25,000 shares of common stock issuable upon the exercise of options within 60 days of May 31, 2015.

(6)	Includes 68,750 shares of common stock issuable upon the exercise of options within 60 days of May 31, 2015.

(7)	Includes 12,500 shares of common stock issuable upon the exercise of options within 60 days of May 31, 2015.

(8)	Includes 1,030,000 shares of common stock issuable upon the exercise of options within 60 days of May 31, 2015.

(9)	Includes 120,000 shares of common stock issuable upon the exercise of options within 60 days of May 31, 2015.

(10)	Includes 184,020 shares of common stock issuable upon the exercise of options within 60 days of May 31, 2015.

(11)
Mr. Zepf directly owned 102,247 of these shares. Includes 7,913,000 shares directly owned by Kingdom Ridge Capital Master Fund, Ltd., a corporation managed by Kingdom Ridge Capital, LLC, and indirectly beneficially owned by Mr. Zepf as Managing Principal of Kingdom Ridge Capital, LLC.

(12)	Includes 1,522,770 shares of common stock issuable upon the exercise of options within 60 days of May 31, 2015.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the 1934 Act requires our directors and executive officers, and persons who own more than ten percent (10%) of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent (10%) stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended March 31, 2015, all Section 16(a) filing requirements applicable to our reporting persons were made timely during such fiscal year, except that a Form 4 was filed one day late by our Chief Executive Officer on June 13, 2014 for a sale transaction pursuant to a Rule 10b5-1 trading plan.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain information regarding our equity compensation plans in effect as of March 31, 2015:

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by stockholders	6,067,392	$9.11	2,330,010
Equity compensation plans not approved by stockholders (1)	31,227	$12.59	—
Total (2)	6,098,619	$9.17	2,330,010

(1)
The number of shares to be issued upon exercise of outstanding options pertains to our 2000 Equity Incentive Plan, or the 2000 Plan, which was adopted in March 2000. We no longer grant equity awards under any of our equity incentive plans except for our 2011 Equity Incentive Plan, or the 2011 Plan.

(2)
Excludes options assumed through acquisitions in which we did not assume the related equity incentive plan; at March 31, 2015, such options to purchase 23,455 shares were outstanding with a weighted-average exercise price of $7.60 per share.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides information about the material components of our executive compensation program for the following executive officers who, in accordance with the rules and regulations of the Securities and Exchange Commission, were deemed to be our “Named Executive Officers” for the fiscal year ended March 31, 2015 (“fiscal 2015”):

▪	Paramesh Gopi, Ph.D., our President and Chief Executive Officer (our “CEO”);

▪	Douglas T. Ahrens, our Vice President, Chief Financial Officer, and Chief Accounting Officer (our “CFO”);

▪	L. William Caraccio, Esq., our Vice President, General Counsel and Secretary; and

▪	Michael W. Major, our Vice President, Human Resources and Corporate Marketing.

Executive Summary

We are a global leader in silicon solutions for next-generation cloud infrastructure and data centers, as well as connectivity products for edge, metro and long haul communications equipment. Our products include the X-Gene® Server on a Chip® solution, or X-Gene, based on the ARM® 64-bit Instruction Set Architecture, or ISA. The X-Gene family of products targets existing and emerging hyperscale cloud data center, scientific and high-performance computing and enterprise applications. X-Gene began shipping production units during the summer of 2014. We believe that X-Gene is the first ARM 64-bit server solution in production to date. In addition to having a time-to-market advantage, we believe X-Gene will lead the next generation cloud data center silicon market by addressing the need for high performance, lower power, and lower total cost of ownership, or TCO.
As part of our current business, we offer a variety of embedded computing products. We are a leading provider of embedded computing products based on Power Architecture, sometimes referred to as PowerPC products. Our HeliX® family of embedded computing products is based on the ARM 64 bit ISA, and we expect that our future embedded computing products will also be based on the ARM ISA. Our embedded computing products are currently deployed in applications such as control- and data-plane management, wireless access points, residential gateways, wireless base stations, storage controllers, network attached storage, network switches and routing products, and multi-function printers.
The connectivity portion of our business provides high-speed, high-bandwidth, high-reliability communications products. In July 2013, we announced the X-Weave® family of products, which are based on the ARM 64 bit ISA and are designed to meet the needs of service providers and public cloud, private cloud, and enterprise data centers. The X-Weave family includes products spanning 100 Gigabits per second, or Gbps, to 240Gbps of connectivity with unique multi-protocol features and high density.
We believe in working closely with our stockholders to understand their view with respect to executive compensation matters. In addition to extensive and ongoing outreach to our largest institutional stockholders, we appointed Christopher Zepf, Managing Principal and Portfolio Manager of Kingdom Ridge Capital, our second-largest stockholder, to our Board of Directors in May 2015.
Executive Compensation during Business Transformation

In light of our business transformation objectives, in recent years, we structured our executive compensation program to reward both the achievement of longer-term revenue, margin, and earnings objectives related to our base business as well as operational milestones critical to the development and commercialization of our X-Gene, HeliX and X-Weave growth initiatives, all of which are intended to increase total stockholder return, or TSR. Within this overarching framework, the Compensation Committee has emphasized long-term incentives to both motivate and retain the executive officers directly responsible for the completion and monetization of multiple generations of X-Gene, HeliX and X-Weave, including Dr. Gopi, our CEO, who conceived both the product category and the X-Gene and HeliX product lines and has been responsible for leading our product development to commercialization as well as enabling and driving the hardware and software ecosystems for ARM 64-bit servers and embedded computing products.

In fiscal 2012 and fiscal 2013, the target total direct compensation opportunities of our CEO and our other executive officers were highly-leveraged, with the bulk of their pay delivered in the form of base salary and long-term incentives wholly contingent on our performance during fiscal 2012 and fiscal 2013. In fiscal 2014, we began to design our compensation arrangements to more closely reflect mainstream practices in our industry, introducing a short-term incentive compensation plan with awards payable solely in shares of our common stock. We continued this short-term incentive compensation plan in fiscal 2015, although as discussed below, no payments were made under this plan with respect to fiscal 2015.

Because our ARM-based products target a new industry category, a significant time lag exists between the product completion phase and the wide-scale product deployment phase. We believe that achievement of key operational milestones, as the category gains traction with end customers, will result in an increasing TSR. In the meantime, we are focusing our efforts on retaining our X-Gene and X-Weave technology lead relative to competitors, driving sales of our HeliX family of ARM 64-bit embedded computing products, growing our Connectivity business, and managing our business toward our goal of cash flow break-even.

We exceeded our goal of shipping 10,000 X-Gene units in fiscal 2015. In April 2015, ARM Holdings presented data from PayPal comparing traditional data center equipment to the X-Gene-based Hewlett-Packard m400 Moonshot system, showing what ARM referred to as “game changing” dollars per watt per cubic foot of space benefits versus traditional infrastructure.

During the quarter ending December 31, 2014, we announced the first product in the Helix family - 40 nanometer HeliX - also noting that we have secured multiple Tier 1 design wins with this product. We announced our 28 nanometer HeliX 2 product in January 2015. A leading Tier 1 customer has already built HeliX-based boards and platforms to replace the MIPS and PowerPC processors on its currently shipping equipment, leveraging software ported from the X-Gene ecosystem.

Our Board of Directors believes that it is vital to the successful execution of our growth strategy that we maintain leadership continuity through this period, which has significantly influenced our executive pay decisions, particularly as they relate to Dr. Gopi. At the same time, our Board and Compensation Committee have been particularly sensitive to the negative outcome of the nonbinding stockholder advisory vote (also known as “Say-on-Pay”) with respect to our executive compensation program for fiscal 2014, as described more fully below, and accordingly, we pursued what we believe to be a conservative executive pay strategy for fiscal 2015.

CEO Compensation

Since we commenced our business transformation, Dr. Gopi’s target total direct compensation opportunities have been structured to closely track the milestones critical to its successful execution and have been contingent on positive performance outcomes. The Compensation Committee maintained this significantly performance-based approach in setting his target total direct compensation opportunity for fiscal 2015, which is at a much more modest compensation level versus fiscal 2014.

During fiscal 2015, Dr. Gopi received two long-term incentive awards. In October 2014, the Compensation Committee granted Dr. Gopi a restricted stock unit, or RSU, award for 100,000 shares of our common stock which will vest on a quarterly basis through November 15, 2017. In addition, the Compensation Committee granted Dr. Gopi a performance-based market stock unit, or MSU, award for 110,000 shares of our common stock, with half of these shares vesting based upon the relative performance of our total stockholder return, or TSR, as measured against the SPDR S&P Semiconductor Index over a two-year performance period, and the remaining shares vesting based upon the relative performance of our TSR as measured against this index over a three-year performance period. This 110,000 share MSU award is intended to focus Dr. Gopi on the achievement of the longer-term revenue, margin, and earnings objectives related to our base business. Since it is tied to our relative TSR performance over a two- and three-year period, the outcome of this MSU award will not be known until fiscal 2017 and fiscal 2018.

Excluding his base salary and his time-based RSU award, the remainder of Dr. Gopi’s total direct compensation for fiscal 2015 was performance-based and “at risk.” This includes his incentive award under our fiscal 2014 short-term incentive (STI) plan, which was paid out in fiscal 2015.

CEO Total Direct Compensation
AMCC Fiscal 2014 versus Fiscal 2015
Total Direct Compensation
$8,000K
$7,000K
$6,000K
$5,000K
$4,000K
$3,000K
$2,000K
$1,000K
$0,000K
$7,176K
$2,206K
2014
2015
AMCC Fiscal Year

In total, 46% of Dr. Gopi’s total direct compensation in fiscal 2015 was performance-based: the STI payout for fiscal 2014 performance and the MSU awarded in October 2014. These performance-based stock awards represented 63% of all equity grants awarded to Dr. Gopi in fiscal 2015.

Fiscal 2015 Executive Compensation Policies and Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on an ongoing basis to ensure that it is consistent with the Company’s short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices were in effect during fiscal 2015:

▪
Independent Compensation Committee. The Compensation Committee is comprised solely of independent directors who have established effective means for stockholders to communicate with them, as well as other members of the Board of Directors, regarding their ideas and concerns about executive compensation matters.

▪
Independent Compensation Committee Advisor. The Compensation Committee engaged its own outside compensation consultant to assist with its fiscal 2015 compensation reviews. This consultant performed no consulting or other services for the Company.

▪
Annual Executive Compensation Review. The Compensation Committee conducts an annual review and approval of our compensation strategy, including a review of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to ensure that our compensation-related risks are not reasonably likely to have a material adverse effect on the Company.

▪
Executive Compensation Policies and Practices. Our compensation philosophy and related corporate governance policies and practices are complemented by several specific compensation practices that are designed to align our executive compensation with long-term stockholder interests, including the following:

▪
Compensation At-Risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on corporate performance, as well as equity-based to align the interests of our executive officers and stockholders;

▪	No Retirement Plans. We do not currently offer, nor do we have plans to provide, pension arrangements or retirement plans or arrangements to our executive officers;

▪	No Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits, other than standard relocation benefits;

▪	No Post-Employment Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any severance or change-in-control payments or benefits;

▪
Multi-Year Vesting Requirements. The time-based equity awards granted to our executive officers vest or are earned over multi-year periods, consistent with current market practice and our retention objectives;

▪
“Double-Trigger” Change-in-Control Arrangements. All change-in-control vesting acceleration, payments and benefits are based on a “double-trigger” arrangement (that is, they require both a change-in-control of the Company plus a qualifying termination of employment before payments and benefits are paid);

▪	Limited Perquisites. We provide only limited perquisites and other personal benefits to our executive officers;

▪	Stock Ownership Guidelines. We maintain minimum stock ownership requirements for our executive officers and directors;

▪
Anti-Hedging Policy. We prohibit our officers, other employees with access to material nonpublic information, and members of our Board of Directors (“Insiders”) from purchasing any type of hedging instrument (including without limitation put options, prepaid variable forward contracts, “collars,” “equity swaps,” “straddles,” “exchange funds,” any other instrument or transaction that is designed to or has the effect of hedging or offsetting any decrease in the Company’s stock price, or any other transaction with comparable economic consequences such as sales of securities futures) related to our stock without Board of Directors approval;

▪
Anti-Pledging Policy. We prohibit our officers, directors and other Insiders from pledging any shares of our stock as collateral for a loan or other secured transaction without the approval of our Board of Directors; and

▪
Compensation Recovery Policy. We may seek, as appropriate and to the extent permitted by governing law, to recover any cash or equity-based incentive compensation paid to an executive officer in the event that the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a financial restatement.

Stockholder Advisory Vote on Executive Compensation and Ongoing Stockholder Engagement Activities

At our 2014 Annual Meeting of Stockholders, we conducted a non-binding stockholder advisory vote (“Say-on-Pay”) with respect to our executive compensation program for fiscal 2014. Of the advisory votes cast, only 33.2% were voted in favor of the compensation of the Named Executive Officers. This followed our fiscal 2013 Say-on-Pay vote, for which 85.6% of the votes cast supported the compensation of the Named Executive Officers.

Our Board of Directors was disappointed with the results of the 2014 Say-on-Pay vote and, subsequently, directed management to carefully review the Say-on-Pay vote and engage in a series of substantive discussions with our largest institutional stockholders. These discussions continued our stockholder outreach efforts which we had initiated during fiscal 2013. During the course of the year, we met in person or by telephone with representatives of our largest institutional stockholders to solicit their feedback on our executive compensation program and to better understand their interests and concerns. Their general feedback was that retention of the executive team through the Company’s transition was a key, mutual objective; however, these investors felt the sheer magnitude of both grant- and realized-value total direct compensation for the CEO was too high for a single fiscal year. The results of these meetings were communicated to the Compensation Committee, who decided to reduce substantially the CEO’s long-term incentive equity grant value for fiscal 2015, and to extend the vesting period by granting a mix of 4-year time-based RSUs, as well as MSUs which would vest, depending upon our stock price performance relative to the SPDR S&P Semiconductor Index, 50% over two years and 50% over three years.

We intend to continue to solicit input from our stockholders on an ongoing basis. In addition, Christopher Zepf, Managing Principal and Portfolio Manager of Kingdom Ridge Capital, currently our second-largest stockholder, was appointed to our Board of Directors in May 2015 and has been nominated for election by our stockholders at the upcoming Annual Meeting.

We value the opinions of our stockholders and will continue to consider the outcome of future Say-on-Pay votes, as well as feedback received throughout the year, when making compensation decisions for our executive officers, including the Named Executive Officers. Accordingly, following the Annual Meeting of Stockholders to which this proxy statement relates, the next stockholder advisory vote on the compensation of the Named Executive Officers will take place in 2016.

Based on the results of a separate stockholder advisory vote on the frequency of future stockholder advisory votes regarding the compensation of the Named Executive Officers (commonly known as a “Say-When-on-Pay” vote) conducted at our fiscal 2011 Annual Meeting of Stockholders, our Board of Directors determined that we will hold our Say-on-Pay votes on an annual basis.

Compensation Philosophy

We operate in a highly competitive business environment, which is characterized by frequent technological advances, rapidly changing market requirements, and the emergence of new market entrants. To succeed in this environment, we must continually develop and refine new and existing products and services, devise new business models, and demonstrate an ability to quickly identify and capitalize on new business opportunities. To achieve these objectives, we need a highly talented and seasoned team of technical, sales, marketing, operations, financial, legal, and other business professionals.

We observe the following core principles in designing our executive compensation policies and making compensation decisions:

▪	Our compensation programs should be designed to retain and motivate the executive team required to realize commercial success of our flagship X-Gene, X-Weave and HeliX product lines;

▪	Compensation opportunities should directly and substantially link rewards to measurable corporate and individual performance;

▪	Compensation opportunities should provide for significant differentiation in the actual amounts paid for performance that is below, at, and above target levels;

▪	Our executive officers should be appropriately rewarded for strong overall corporate performance, which we believe will, over time, create sustainable long-term stockholder value; and

▪
We should appropriately reward our executive officers for executing on individual performance objectives, which we believe will, over time, improve our overall corporate performance and create stockholder value.

While these principles have guided our executive compensation actions and decisions in the past, since the commencement of our business transformation the Compensation Committee has also given significant weight, when reaching its compensation decisions, to our need to incent and retain the key leaders of the transformation throughout this process.

Compensation-Setting Process

Role of the Compensation Committee

The Compensation Committee, which is comprised entirely of individuals who qualify as independent directors under the listing standards of the Nasdaq Stock Market, is responsible for overseeing our executive compensation program, as well as determining and approving the ongoing compensation arrangements for our executive officers, including the Named Executive Officers. The Compensation Committee operates pursuant to a written charter, which is available for review in the Investor Relations section of our corporate website, http://www.apm.com, under the heading “Corporate Governance - Committee Charters.”

Typically, the Compensation Committee holds regular meetings in person on the day preceding or the day of each regular quarterly meeting of our Board of Directors. In addition, the Compensation Committee holds special meetings during the months in between regular meetings, if and to the extent there are equity awards to be approved, as well as from time to time as required, in each case typically by telephone conference. During fiscal 2015, the Compensation Committee held four regular meetings and nine special meetings.

At its meetings, the Compensation Committee also meets in executive session, without any members of management in attendance. In addition to its formal meetings, members of the Compensation Committee confer regularly with members of management on executive compensation matters. In the course of its deliberations, the Compensation Committee reviews our financial and operational performance, and the compensation practices and conditions of the competitive market, taking into consideration internal compensation equity, the recommendations of our CEO (except with respect to his own compensation), and our retention and motivation objectives for each executive officer.

Typically, the Compensation Committee reviews the compensation of our executive officers during the first quarter of each fiscal year and sets changes to compensation levels to be effective on or about the first day of our fiscal year, April 1. The Compensation Committee may also, in its discretion, review and adjust compensation at other times during the fiscal year, such as in the event of a new hire, a promotion to an executive officer position, a significant increase in an executive officer's responsibilities, or a determination that an executive officer's current compensation does not accurately reflect his or her role or contributions, or, in recent years, in connection with retaining members of the executive team deemed critical to the success of the Company and its product and market expansion initiatives.

Role of Executive Officers

As described above, our CEO reviews and approves the individual performance goals of our executive officers (other than his own goals), monitors their progress in completing these goals, and conducts an annual performance evaluation for each executive officer. These assessments form the basis of his recommendations to the Compensation Committee with respect to the compensation of our executive officers. Although the Compensation Committee considers these recommendations in its deliberations, it exercises its own independent judgment in determining the compensation of our executive officers, including the Named Executive Officers.

Upon invitation, our CEO, Chief Financial Officer, Vice President of Human Resources and Corporate Marketing, and General Counsel attend meetings of the Compensation Committee.

Role of Independent Compensation Consultant

Under its charter, the Compensation Committee is authorized to retain the services of one or more executive compensation advisors, as it sees fit, to assist it in carrying out its responsibilities. The Compensation Committee has engaged Compensia, Inc., a national compensation consulting firm, to provide executive compensation advisory services to the Compensation Committee. Compensia serves at the discretion of the Compensation Committee. The Compensation Committee may replace an advisor or hire additional advisors at any time.

Based on the consideration of the various factors as set forth in the rules of the SEC and the listing standards of the Nasdaq Stock Market, the Compensation Committee has determined that its relationship with Compensia and the work of Compensia on behalf of the Committee has not raised any conflict of interest. During fiscal 2015, Compensia did not provide any other services to us and received no compensation for services beyond that which is described above.

Competitive Positioning of Executive Compensation

In setting the compensation of our executive officers, the Compensation Committee considers, among other things, the competitive market for executive talent and the compensation practices within that market. In December 2013, the Compensation Committee, with the assistance of Compensia, revised and expanded the list of peer group companies used by the Company for these purposes. For fiscal 2015, our compensation peer group consisted of the following companies:

Ambarella                Micrel
Cavium                    Monolithic Power Systems
Entropic Communications         M/A-COM Technology Solutions
Exar                    PMC-Sierra
Hitite Microwave                Power Integrations
Inphi                    Peregrine Semiconductor
Integrated Device Technology        Rambus
Integrated Silicon Solutions        Semtech
Intersil                    Silicon Image
Lattice Semiconductor            Silicon Laboratories
Mellanox Technologies

Our peer group selection for our annual executive compensation review at the beginning of fiscal 2015 occurred in December 2013, in advance of our executive compensation review process. We evaluated companies with revenues within the range of 0.5x to 2.5x our revenues and companies with market capitalizations within the range of 0.25x to 4.0x our market capitalization. As of December 13, 2013, these peer-group companies, each of which self-reports as a semiconductor company, had annual revenues ranging from $96 million to $619 million, with median revenues of $291 million, and market capitalizations ranging from $289 million to $2,017 million, with a median market capitalization of $967 million. These criteria are comparable to our revenues and year-end market capitalization for fiscal 2014, which were $216 million and $769 million, respectively. In addition, some of these companies, such as Cavium, are organizations with which we directly compete both for business and executive talent.

In addition to data from the compensation peer group, data from the Radford High-Technology Survey (a custom data report of publicly-traded semiconductor companies with annual revenues ranging from $100 million to $550 million) was also made available to the Compensation Committee to assess current cash compensation levels, determine appropriate fiscal year targets for the fiscal year short-term incentive plan, and establish target equity award levels.

In November 2014, the Compensation Committee directed Compensia to review and update our compensation peer group for comparative purposes. Following discussions with our management, the Compensation Committee revised and condensed the list of peer group companies to be used for the remainder of fiscal 2015 and going forward. This revised compensation peer group consists of the following companies:

Ambarella                Mellanox Technologies
Cavium                    Micrel
Entropic Communications         Monolithic Power Systems
Exar                    Peregrine Semiconductor
Inphi                    Pericom Semiconductor
Integrated Silicon Solutions         PMC-Sierra
Lattice Semiconductor            Power Integrations
M/A-COM Technology Solutions        Rambus
MaxLinear                Silicon Image

            In revising the compensation peer group, we evaluated companies with revenues generally within the range of 0.5x to 2.0x our revenues and companies with market capitalizations generally within the range of 0.25x to 4.0x our market capitalization. As of November 21, 2014, these companies, each of which self-reports as a semiconductor company, had annual revenues ranging from $125 million to $546 million, with median revenues of $270 million, and market capitalizations ranging from $226 million to $2,800 million, with a median market capitalization of $793 million. These criteria are comparable to our revenues and market capitalization at that time, which were $198 million and $530 million, respectively.

The Compensation Committee will continue to evaluate our peer group companies on an ongoing basis when it makes determinations about the compensation of our executive officers in the future.

Compensation Elements

During fiscal 2015, the compensation of our executive officers, including the Named Executive Officers, consisted of base salary, a short-term incentive opportunity, long-term incentive compensation, welfare and health benefits, and post-employment compensation arrangements.

Base Salary

We use base salaries to provide our executive officers, including the Named Executive Officers, with a fixed, consistent amount of cash compensation to compensate them for carrying out the basic responsibilities of their positions. Typically, the Compensation Committee has set the base salaries of our executive officers near or slightly above the median of the competitive market. The Compensation Committee believes that this positioning is necessary to attract and retain the caliber of individual capable of managing our business in a dynamic industry and driving strong operating results, and in view of the irregular payment history of short-term incentive (STI) plan bonuses. As described under “Short-Term Incentive Compensation,” below, STI targets have recently been set under median such that total target cash compensation is targeted to market median.

Within this general approach, the Compensation Committee determines the base salary of each executive officer after taking into consideration the importance of his or her position within the organization, as well as his or her prior performance, expected future contributions, capabilities, expertise, and experience.

The base salary rates of the Named Executive Officers on March 31, 2015, compared to March 31, 2014, were as follows:

Named Executive Officer	March 31, 2015 Base Salary Rate	March 31, 2014 Base Salary Rate	Percentage Decrease
Dr. Gopi(1)	$560,769	$600,000	(6.5)%
Mr. Ahrens	$320,000	$320,000	—
Mr. Caraccio	$325,000	$325,000	—
Mr. Major	$307,000	$307,000	—

(1)
Dr. Gopi’s base salary was reduced for fiscal 2015 to reflect the anticipated fiscal 2015 cost of the medical services contract described below under "Medical Services Contract and Related Salary Reduction." His base salary for fiscal 2016 was also reduced to reflect the cost of that contract for himself and his eligible dependents.

Short-Term Incentive Compensation

For fiscal 2015, the Compensation Committee approved a short--term incentive plan which provided for annual bonuses for our executive officers based on our actual performance as measured against two equally weighted financial measures: revenue and non-GAAP earnings per share, or EPS (the “2015 STI Plan”). “Non-GAAP” refers to a financial measure that is not prepared in accordance with U.S. generally accepted accounting principles. See the press release accompanying our fiscal 2015 earnings announcement for a reconciliation of our GAAP EPS and non-GAAP EPS. In May 2015, the Compensation Committee determined that no bonuses would be paid to any of our executive officers under the 2015 STI Plan. The following discussion provides an overview of the structure of the 2015 STI Plan.

Target Bonus Opportunities

For purposes of the 2015 STI Plan, the Compensation Committee set the target bonus opportunity such that total target cash compensation would approximate the market median: the target bonus opportunities were set for our CEO at 50% of his annual base salary and for our other executive officers at 30% of their annual base salaries, with a payout range of 0% to 150% of this target amount.

Further, in the case of our CEO, 100% of his target bonus opportunity would be based on our revenue and non-GAAP EPS for the fiscal year. In the case of our other executive officers, 80% of their target bonus opportunities would be based on our revenue and non-GAAP EPS for the fiscal year and, if those revenue and non-GAAP EPS targets were satisfied, up to 20% would be based on their individual performance.

Corporate Performance Measures

For purposes of the 2015 STI Plan, achievement of the minimum threshold performance level for a financial performance measure would yield a 50% payment with respect to that measure, achievement of the target performance level would yield a 100% payment with respect to that measure, and achievement of the maximum performance level (or any greater amount) for a performance measure would yield a 150% payment with respect to that measure. The payment level for actual performance below the threshold level would be zero. The payment level for actual performance achievement between the threshold, target, and maximum performance levels would be determined on an interpolated basis.

The Compensation Committee established the following target levels for each of the corporate performance measures under the 2015 STI Plan:

Corporate Performance Measure	Fiscal 2015 Target Level
Revenue	$210 million
Non-GAAP earnings per share	$0.00

Individual Performance Measures

With respect to individual performance, at the beginning of fiscal 2015 our CEO developed and approved goals for each executive officer in consultation with the executive officer. These goals related to one or more of our specific product lines, ongoing engineering projects, and/or Company-wide functional areas (such as finance and legal) and required the executive officer to achieve one or more quantitative and/or qualitative objectives (involving activities such as development, marketing, and sales) that advanced the product line or project or represented a significant accomplishment for that functional area. The actual performance of each executive officer was determined by our CEO and was measured through his assessment of each executive officer’s progress in completing his or her individual goals, taking into account goal attainment, level of performance in each position, and the position's relative impact on our operating results. Based on these measurements, our CEO recommended that the individual performance rating for each of the Named Executive Officers be set at 100.0% (using a scale of 0.0% to 150.0%) and the Compensation Committee approved these recommendations.

For purposes of the 2015 STI Plan, any bonus earned would be paid in the form of fully-vested shares of our common stock, which were to be granted on May 15, 2015, with the number of shares to be granted calculated by dividing the cash value of each earned bonus by the closing market price of our common stock on May 14, 2015 (which was $5.50 per share).

Fiscal 2015 Performance and Bonus Decisions

In May 2015, the Compensation Committee determined that our actual achievement with respect to the corporate financial objectives under the 2015 STI Plan was as follows:

Corporate Performance Measure	Fiscal 2015 Target Level	Fiscal 2015 Actual Result
Revenue	$210 million	$165 million
Non-GAAP loss per share	$0.00	$(0.23)

Following the completion of fiscal 2015, the Compensation Committee determined that we failed to satisfy the threshold performance levels for revenue and non-GAAP EPS. Accordingly, the Compensation Committee determined that we had achieved zero percent of the two corporate performance measures under the 2015 STI Plan, and therefore, the 2015 STI participants were ineligible for consideration of their individual contributions. As a result, for fiscal 2015, total realized cash compensation for all executive officers fell substantially below market median levels.
Factors that influenced the shortfall between revenue target level and actual results included (1) lower than expected sales of legacy Power Architecture products as a result of IBM’s pending sale of its chip fabrication operations to GlobalFoundries and (2) softness in telecommunications service provider demand for connectivity products. The greater than expected non-GAAP loss per share resulted from the lower revenue base, notwithstanding aggressive cost management actions during the fiscal year.
Fiscal 2016 Short-Term Incentive Plan

Except for eliminating the EPS corporate performance metric, our fiscal 2016 STI plan remains substantially unchanged from fiscal 2015. While the Board will continue to closely monitor key operational metrics, including but not limited to earnings per share and cash flow, the Compensation Committee and the Board wanted to send the clear message to management that bonuses would be determined by top-line revenue. Since long-standing Company policy is to provide revenue guidance for only one future quarter at a time, the revenue goal for the fiscal 2016 STI plan will be disclosed after the completion of fiscal 2016.
Additional Cash Bonus for Mr. Ahrens

In November 2014 and April 2015, the Compensation Committee awarded Mr. Ahrens the opportunity to receive cash bonuses in the aggregate amount of $150,000 upon the successful completion of performance-based milestones involving the completion of corporate restructuring activities and the filing of our Annual Report on Form 10-K for fiscal 2015. The amount of this cash bonus opportunity was determined by our Compensation Committee after considering the recommendation of our CEO, an analysis of competitive market data drawn from our peer group companies, the importance of his position as our CFO, and the significance of the milestones to the Company. As of May 2015, all of the performance milestones underpinning Mr. Ahrens’ bonus were achieved and the full bonus amount was approved for payment.

Long-Term Incentive Compensation

Our long-term incentive compensation currently consists of equity awards in the form of RSU awards to ensure that our executive officers, including the Named Executive Officers, have a continuing stake in our long-term success. The Compensation Committee believes that RSU awards best meet our overall goals of alignment with long-term performance and stockholder value creation, and retention of our key executive officers.

In determining the size of the long-term incentive compensation awards for our executive officers, the Compensation Committee considers our performance against our long-term strategic plan, each individual executive officer’s performance against his or her performance objectives, competitive market data concerning comparative share ownership levels, the extent to which the shares of our common stock subject to previously-granted equity awards are vested, and the recommendations of our CEO.

For fiscal 2015, the Compensation Committee decided to grant long-term incentive compensation to certain of our executive officers, including certain of the Named Executive Officers, in the form of time-based RSU awards for shares of our common stock and performance-based MSU awards for shares of our common stock. The time-based RSU award vests in 16 equal installments on a quarterly basis over a four-year period.

The shares of our common stock subject to the MSU awards will be earned, if at all, based on our relative total stockholder return ("TSR") as measured against the SPDR S&P Semiconductor Index (the “Index”), with half of the shares subject to being earned at the end of the two-year performance period from the date of grant and the remaining shares to be earned at the end of a three-year performance period from the date of grant, subject to the following earn-out schedule:

▪	The target number of shares subject to these awards will be earned if our TSR equals that of the Index over the related performance period.

▪
Payouts are scaled such that below-target performance will result in a reduction in the number of shares of common stock earned using a three-to-one ratio, while above-target performance will result in an increase in the number of shares earned using a two-to-one ratio (subject to a cap of 150% of the target number of shares subject to the awards if our TSR is equal to or greater than twice that of the Index).

▪
In the event that our TSR is negative for either one of the two performance periods, the maximum payout for such performance period will be equal to the target number of shares of our common stock available to be earned for that performance period, even if our TSR is greater than that of the SPDR S&P Semiconductor Index over this period.

The equity awards granted to the Named Executive Officers (other than our CEO and CFO) by the Compensation Committee on May 16, 2014 were as follows:

Named Executive Officer	Time-Based RSU Award (#)	Time-Based RSU Award (grant date fair value)	MSU Award (#)	MSU Award (grant date fair value)
Mr. Caraccio	10,000	$87,900	52,500	$294,525
Mr. Major	10,000	$87,900	52,500	$294,525

Equity Awards for Dr. Gopi

On October 17, 2014, the Compensation Committee granted our CEO a pair of equity awards, the majority of the value of which is at risk, as follows:

▪
A time-based RSU award for 100,000 shares of our common stock, of which 1,450 shares vested on November 15, 2014; 8,333 shares vested on each of February 15 and May 15, 2015; 8,333 shares will vest on each subsequent quarterly vesting date through August 15, 2017; and 6,887 shares will vest on November 15, 2017; and

▪	A performance-based MSU award for 110,000 shares of our common stock, which will be earned, if at all:

▪	With respect to 55,000 shares based on our TSR compared to the TSR of the Index over the two-year performance period from November 15, 2014 through November 14, 2016; and

▪	With respect to 55,000 shares based on our TSR compared to the Index over a three-year performance period from November 15, 2014 through November 14, 2017.

The shares of our common stock subject to this MSU award will be earned in amounts ranging from zero shares to 150% of the target number of shares based on our relative TSR compared to the Index as described in the earn-out schedule above.

Equity Award for Mr. Ahrens

On November 17, 2014, the Compensation Committee granted Mr. Ahrens a time-based RSU award for 50,000 shares of our common stock. This RSU award vests in 16 equal installments on a quarterly basis over a four-year period, with a vesting commencement date of November 17, 2014. The amount of this RSU award was determined by our Compensation Committee after considering the recommendation of our CEO, an analysis of competitive market data drawn from the compensation peer group, the importance of his position as our CFO, his prior performance, expected future contributions, capabilities, expertise, and experience.

Welfare and Other Employee Benefits

We provide welfare and health benefits to our executive officers on the same basis as all of our full--time employees. These benefits include health, dental, and vision benefits, health and dependent care flexible spending accounts, short--term and long--term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage. In addition, we provide the following benefits to our executive officers:

▪	Executive Medical Reimbursement Plan - reimbursement of qualified medical expenses of up to $100,000 per year with a limit of $10,000 per occurrence;

▪
Supplemental Disability Insurance - additional coverage in the event of a disability to supplement their compensation up to the 60% level (without regard to the $10,000 per month cap applicable to other employees);

▪	Business Travel Accident Insurance - eligibility for a benefit of up to $1 million (rather than the $500,000 cap applicable to other employees);

▪
Retiree Medical Benefits - upon retirement after age 40 and a minimum of four years of service, continued health and dental benefits until age 65 for the executive officer and eligible family members, with after-tax premiums to be paid by the former executive officer; and

▪	Executive Severance Benefit Plan - see below.

Non-Qualified Deferred Compensation Plan

Our executive officers may defer up to 85% of their base salary and 100% of their cash incentive compensation annually pursuant to our non-qualified deferred compensation plan. We do not contribute to the plan. For a summary of the material terms and conditions of our non-qualified deferred compensation plan, see the “Non-qualified Deferred Compensation in Fiscal 2015" table below.

Perquisites and Other Personal Benefits

We do not view perquisites or other personal benefits as a significant component of our executive compensation program. From time to time, however, our Board of Directors may provide our executive officers with certain personal benefits in amounts that it believes to be reasonable. Currently, we provide our executive officers with an annual comprehensive medical evaluation by a medical provider of their choice. We believe that this benefit is useful in attracting, motivating, and retaining the executive talent for which we compete. We also believe that this benefit assists our executive officers in performing their duties and provides certain time efficiencies for them.

In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment, motivation, or retention purposes. We do not expect that these perquisites or other personal benefits will be a significant aspect of our executive compensation program. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Medical Services Contract and Related Salary Reduction

On March 1, 2014, Dr. Gopi was enrolled in a one-year medical services contract in the amount of $25,000, after his personal physician affiliated exclusively with the related medical provider group. In February 2014, the Compensation Committee approved the Company’s payment of this amount on Dr. Gopi’s behalf by reducing his annual base salary in an amount sufficient to fund the full contractual commitment. Specifically, Dr. Gopi's annual base salary was reduced from $600,000 to $570,454 for the period running from April 21, 2014 through February 26, 2015.

In October 2014, coverage was extended to eligible family members and Dr. Gopi’s base salary was further reduced such that his total salary for fiscal 2015 was $560,769. For fiscal 2016, Dr. Gopi’s salary rate is $545,000, allowing for an annual fee of $55,000 for professional medical services for Dr. Gopi and his eligible family members.

Employment Agreements

We have entered into employment offer letters with each of the Named Executive Officers. Each of these arrangements provides for “at will” employment and sets forth the initial terms and conditions of employment of each executive officer, including base salary, target annual bonus opportunity, standard employee benefit plan participation, and a recommendation for an initial equity award. These offers of employment were each subject to execution of a standard proprietary information and invention assignment agreement and proof of identity and work eligibility in the United States. In addition, most of our executive officers, including all of the Named Executive Officers, have entered into standard indemnification agreements with the Company.

Each of these executive officer arrangements was approved on our behalf by the Compensation Committee. We believe that these arrangements were necessary to induce these individuals to forego other employment opportunities or leave their current employer for the uncertainty of a demanding position in a new and unfamiliar organization. In filling our executive positions, the Compensation Committee was aware that, in some situations, it would be necessary to recruit candidates with the requisite experience and skills to manage a growing business in a unique market niche. Accordingly, it recognized that it would need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. At the same time, the Compensation Committee was sensitive to the need to integrate new executive officers into the executive compensation structure that it was seeking to develop, balancing both competitive and internal equity considerations.

Post-Employment Compensation

Under the Executive Severance Benefit Plan (the “Severance Plan”), certain of our executive officers are eligible to receive specified payments and benefits upon a qualifying termination of employment, and additional payments and benefits if the qualifying termination of employment occurs within 12 months following a change in control of the Company. The Severance Plan is intended to:

▪	provide fair and consistent treatment to our executive officers at the level of Vice President and above who are subject to an involuntary termination of employment without “cause”;

▪	establish a meaningful financial incentive for these executive officers to work diligently through and beyond a proposed transaction that may involve a change in control of the Company; and

▪	enhance the competitiveness of our executive compensation program for purposes of attracting, motivating, and retaining these executive officers.

For a summary of the material terms of the Severance Plan, see “Potential Payments upon Termination or Change-in-Control" below.

Other Compensation Policies

Granting of Equity Awards

The authority to grant equity awards to any employee resides with our Board of Directors, which has delegated such authority to the Compensation Committee. Generally, the performance-based RSU awards granted to our executive officers vest over a period of at least one year, and the time-based RSU awards granted to our executive officers vest over a period of at least three years.

In the case of newly-hired and newly-promoted executive officers, stock options are granted on the second trading day following the date we publicly release our quarterly earnings following the date of hire, promotion, or appointment. In the case of existing executive officers, annual (“refresh”) stock options, if any, are granted on the second trading day following the date we publicly release our quarterly earnings for the fourth fiscal quarter of the fiscal year. Stock options are granted with exercise prices that are not less than the fair market value of our common stock, as determined by the closing market price of our common stock on the date of grant.

In 2014, the Compensation Committee adopted a policy of considering grants on a monthly basis. At that time, it also decided that our executive officers would be eligible for grants of RSUs and other full value awards during a “closed window period” (that is, during a period during which the trading of our common stock by our executive officers and directors is not permitted under our Insider Trading Policy). Previously, we did not grant stock options or RSU awards to our executive officers during a closed window period. However, we anticipate that in the future stock options will only be granted during open window periods.

Typically, the open window closes on the first day of the last month of each fiscal quarter and remains closed until the second trading day following the date we publicly release our quarterly earnings. However, this period may also be closed at certain other times during the fiscal year as we determine.

Stock Ownership Guidelines

Under our stock ownership policy, our executive officers are required to own a specified amount of our common stock. Our CEO is required to hold shares of our common stock having a market value equal to at least five times his annual base salary. Each of our other executive officers is required to hold shares of our common stock having a market value at least equal to his or her annual base salary. For executive officers who were employed at the time the policy was adopted in 2010, there is a multi-year “phase-in” period, with an executive officer expected to satisfy 100% of his or her applicable target by the end of fiscal 2015. Executive officers who commenced their employment after the policy was adopted have two years to reach 50%, three years to reach 75%, and four years to reach 100% of their respective target ownership levels.

As of March 31, 2015, the stock ownership levels of our executive officers were as follows:

Named Executive Officer	Target Ownership Percentage	Actual Ownership Level (as a percentage of base salary)
Dr. Gopi	500%	587%
Mr. Ahrens	N/A	44%
Mr. Caraccio	100%	287%
Mr. Major	100%	141%

Compensation Recovery Policy

The Compensation Committee may seek, as appropriate and to the extent permitted by governing law, to recover any cash or equity-based incentive compensation paid to an executive officer in the event that the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a financial restatement. We intend to review this policy during fiscal 2016, and update it as necessary or appropriate, after the SEC adopts final rules implementing the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Anti-Hedging Policy

Under our Insider Trading Policy, our officers, directors and other Insiders are prohibited from purchasing any type of hedging instrument (including without limitation put options, prepaid variable forward contracts, “collars,” “equity swaps,” “straddles,” “exchange funds,” any other instrument or transaction that is designed to or has the effect of hedging or offsetting any decrease in the Company’s stock price, or any other transaction with comparable economic consequences such as sales of securities futures) related to our stock without the approval of our Board of Directors.

Anti-Pledging Policy

In addition, under our Insider Trading Policy, we prohibit our officers, directors and other Insiders from pledging any shares of our stock as collateral for a loan or other secured transaction without the approval of our Board of Directors.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code, or the Code, disallows a publicly traded corporation a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to its chief executive officer and each of its three other most highly compensated executive officers (other than the chief financial officer) in any taxable year. Generally, remuneration in excess of $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code.

The Compensation Committee, when reasonably practicable, seeks to qualify the compensation paid to our executive officers for the "performance-based compensation" exemption from the deductibility limit. As such, in approving the amount and form of compensation for our executive officers, the Compensation Committee considers all elements of our cost of providing such compensation, including the potential impact of Section 162(m). The Compensation Committee may, in its judgment, authorize compensation that does not comply with an exemption from the deductibility limit or that is otherwise not deductible for federal income tax purposes when it believes that such compensation is appropriate to attract and retain executive talent.

Accounting for Share-Based Compensation

We follow Financial Accounting Standard Board Accounting Standards Codification Topic 718 (“ASC 718”) for our share-based compensation awards. ASC 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including, without limitation, stock options and RSU awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their share-based payment awards in their income statements over the period that an employee is required to render service in exchange for the award.

Compensation-Related Risk

Our Board of Directors is responsible for the oversight of our risk profile, including compensation-related risks. Our Board of Directors monitors our compensation policies and practices as applied to our employees to ensure that these policies and practices do not encourage excessive and unnecessary risk-taking, and that the level of risk that they encourage is not reasonably likely to have a material adverse effect on us.

Summary Compensation Table
The following table provides certain information concerning the compensation earned by each of the following individuals (the “Named Executive Officers”): our President and Chief Executive Officer, our Vice President and Chief Financial and Accounting Officer, our Vice President, General Counsel and Secretary, and our Vice President, Corporate Marketing and Human Resources as of March 31, 2015.

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)	Option Awards(2) ($)	Stock Awards (1) ($)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Paramesh Gopi, Ph.D.	2015	560,769	(2)	—	—	1,601,957	(3)	—	43,411	(5)	2,206,137
President and Chief Executive officer	2014	600,000		—	—	6,566,325	(4)	—	9,734	(6)	7,176,059
	2013	600,000		—	—	—		—	14,578	(7)	614,578
Douglas T. Ahrens	2015	320,000		—	—	351,220	(3)	—	5,659	(8)	676,879
Vice President and Chief Financial and Accounting Officer	2014	137,846		—	—	2,019,200	(4)	—	—		2,157,046
L. William Caraccio	2015	325,000		—	—	506,468	(3)	—	4,672	(9)	836,140
Vice President, General Counsel and Secretary	2014	312,462		—	—	708,350	(4)	—	13,995	(10)	1,034,807
	2013	290,000		—	—	—		—	8,205	(11)	298,205
Michael Major	2015	307,000		—	—	498,722	(3)	—	3,973	(12)	809,695
Vice President, Corporate Marketing and Human Resources	2014	292,962		—	—	708,350	(4)	—	11,774	(13)	1,013,086

(1)
The amounts shown represent the grant date fair value of awards granted in the applicable fiscal year in accordance with ASC Topic 718. For more information regarding the assumptions used in determining the grant date fair value of awards, see “Stock-Based Compensation” under note 1 to our consolidated financial statements included in our fiscal 2015 Annual Report on Form 10-K.

(2)
On March 1, 2014, Dr. Gopi was enrolled in a medical services contract, after his personal physician affiliated exclusively with the related medical provider group. In February 2014, the Compensation Committee approved the Company’s payment to fund the medical service contract on Dr. Gopi’s behalf by reducing his annual base salary in an amount sufficient to fund the full contractual commitment. Dr. Gopi's annual base salary was reduced from $600,000 to $560,769 for fiscal year 2015, and the payment made to fund the medical service contract was $39,231 during fiscal year 2015.

(3)
The amount shown includes market performance-based RSU awards ("MSUs"): Dr. Gopi, $585,750, Messrs. Caraccio and Major, $294,525 each; and performance-based RSUs associated with our 2014 short-term incentive plan (the "2014 STI Plan"): Dr. Gopi, $421,207, Mr. Ahrens, $54,720, Mr. Caraccio, $124,043, and Mr. Major, $116,297.

(4)	The amount shown includes performance-based RSU awards: Dr. Gopi, $3,803,265, Mr. Ahrens, $922,200, and Messrs. Caraccio and Major, $83,070 each.

(5)
Consists of disability insurance premiums of $940, executive medical reimbursements of $1,280, payment of $39,231 to fund the medical service contract as described in note (2) above, and health club membership fees of $1,470. The health club membership was cancelled during the year.

(6)	Consists of disability insurance premiums of $940 and executive medical reimbursements of $8,794.

(7)	Consists of 401(k) plan matching contribution of $1,000, disability insurance premiums of $940 and executive medical reimbursements of $12,638.

(8)	Consists of disability insurance premiums of $1,235, executive medical reimbursements of $3,290, and health club membership fees of $851. The health club membership was cancelled during the year.

(9)	Consists of disability insurance premiums of $1,238, executive medical reimbursements of $994, and health club membership fees of $1,830. The health club membership was cancelled during the year.

(10)	Consists of disability insurance premiums of $1,238 and executive medical reimbursements of $12,757.

(11)	Consists of 401(k) plan matching contribution of $942, disability insurance premiums of $1,238 and executive medical reimbursements of $6,025.

(12)	Consists of disability insurance premiums of $928, executive medical reimbursements of $983, and health club membership fees of $1,546. The health club membership was cancelled during the year.

(13)	Consists of disability insurance premiums of $928 and executive medical reimbursements of $10,846.

Fiscal 2015 Grants of Plan-Based Awards Table
The following table provides information as to the number of shares of our common stock subject to the plan-based awards granted to the Named Executive Officers during the fiscal year ended March 31, 2015 and reported in the Summary Compensation Table above:

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards; Number of Securities Underlying Options (#)	All Other Restricted Stock Awards; Number of Securities Underlying RSA/RSUs (#)		Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards(5) ($)
		Threshold (#)	Maximum (#)
Paramesh Gopi, Ph.D.	5/15/2014	—	—		—	49,264	(2)	—	421,207
	10/30/2014	—	—		—	100,000	(3)	—	595,000
	10/30/2014	—	165,000	(1)	—	—		—	585,750
Douglas T. Ahrens	5/15/2014	—	—		—	6,400	(2)	—	54,720
	11/17/2014	—	—		—	50,000	(4)	—	296,500
L. William Caraccio	5/15/2014	—	—		—	14,508	(2)	—	124,043
	5/16/2014	—	—		—	10,000	(4)	—	87,900
	5/16/2014	—	52,500	(1)	—	—		—	294,525
Michael Major	5/15/2014	—	—		—	13,602	(2)	—	116,297
	5/16/2014	—	—		—	10,000	(4)	—	87,900
	5/16/2014	—	52,500	(1)	—	—		—	294,525

(1)	The amounts shown represent the maximum (150%) payouts of MSU awards which are subject to vesting based on our stock performance.

(2)	The amounts shown represent stock awards associated with the 2014 STI Plan, and these awards were fully vested on the date of grant.

(3)	The amount shown consists of time-based RSU awards which vest in equal quarterly installments over three years following the date of grant.

(4)	The amounts shown consist of time-based RSU awards which vest in equal quarterly installments over four years following the date of grant.

(5)
The amounts shown represent the full grant date fair value of each RSU award reported in this column, as calculated under ASC Topic 718. For more information regarding the assumptions used in determining compensation expense under ASC Topic 718, see “Stock-Based Compensation” under note 1 to our consolidated financial statements included in our fiscal 2015 annual report on Form 10-K.

Fiscal 2015 Outstanding Equity Awards at Fiscal Year-End Table
The following table provides information regarding the number of shares of our common stock subject to outstanding equity awards held by the Named Executive Officers as of March 31, 2015 (whether such awards were granted in fiscal 2015 or in a prior fiscal year):

Name	Grant Date	OPTION AWARDS(1)					STOCK AWARDS(1)
		Number of Securities Underlying Unexercised Options -Exercisable (#)	Number of Securities Underlying Unexercised Options - Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (6)
Paramesh Gopi, Ph.D.	8/1/2008	650,000	—	—	7.67	8/1/2016	—		—	—		—
	5/4/2009	260,000	—	—	7.12	5/4/2017	—		—	—		—
	5/3/2010	120,000	—	—	11.86	5/3/2018	—		—	—		—
	5/15/2013	—	—	—	—	—	41,625		212,288	—		—
	5/15/2013	—	—	—	—	—	—		—	111,000	(5)	566,100
	11/15/2013	—	—	—	—	—	—		—	300,000	(3)	1,530,000
	10/30/2014	—	—	—	—	—	90,217	(4)	460,107	—		—
	10/30/2014	—	—		—	—	—		—	165,000	(2)	841,500
Douglas T. Ahrens	11/15/2013	—	—	—	—	—	66,947		341,430	—		—
	11/15/2013	—	—	—	—	—	—		—	150,000	(2)	765,000
	11/17/2014	—	—	—	—	—	46,875		239,063	—		—
L. William Caraccio	8/2/2010	120,000	—	—	12.25	8/2/2018	—		—	—		—
	5/15/2013	—	—	—	—	—	6,750		34,425	—		—
	5/15/2013	—	—	—	—	—	—		—	18,000	(5)	91,800
	3/11/2014	—	—	—	—	—	38,401		195,845	—		—
	5/16/2014	—	—	—	—	—	8,125		41,438	—		—
	5/16/2014	—	—	—	—	—	—		—	52,500	(2)	267,750
Michael Major	2/6/2006	56,250	—	—	14.04	2/6/2016	—		—	—		—
	10/29/2007	8,170	—	—	12.84	10/29/2015	—		—	—		—
	1/25/2008	15,000	—	—	8.08	1/25/2016	—		—	—		—
	5/5/2008	77,000	—	—	8.31	5/5/2016	—		—	—		—
	5/3/2010	27,600	—	—	11.86	5/3/2018	—		—	—		—
	5/15/2013	—	—	—	—	—	6,750		34,425	—		—
	5/15/2013	—	—	—	—	—	—		—	18,000	(5)	91,800
	3/11/2014	—	—	—	—	—	38,401		195,845	—		—
	5/16/2014	—	—	—	—	—	8,125		41,438	—		—
	5/16/2014	—	—	—	—	—	—		—	52,500	(2)	267,750

(1)
Unless otherwise indicated, the stock options vest in equal monthly installments over four years following the date of grant, and RSUs vest in equal quarterly installments over four years following the date of grant.

(2)	Represents the maximum (150%) payouts of market-based RSU awards which are subject to vesting based on our stock performance.

(3)
Represents a performance-based RSU award. 100,000 shares vested upon the completion of a specified performance goal relating to the commercialization of the Company’s X-Gene product line on May 15, 2015; 100,000 shares commenced vesting in equal quarterly installments over six quarters following the completion of the X-Gene milestone; 50,000 shares vested upon the completion of a specified performance goal relating to the commercialization of the Company’s X-Weave product line on May 15, 2015; and 50,000 shares commenced vesting in equal quarterly installments over six quarters following the completion of the X-Weave milestone.

(4)	Represents RSUs vesting in equal quarterly installments over three years following the date of grant.

(5)
Represents the maximum (150%) payouts of market-based RSU awards which are subject to vesting based on our stock performance. On May 15, 2015, half of the shares were cancelled due to the initial stock performance condition not being met.

(6)	These awards were valued at $5.10, the closing price of our common stock on Nasdaq on March 31, 2015.

Fiscal 2015 Stock Vested Table
The following table provides information regarding shares of our common stock acquired by the Named Executive Officers pursuant to the vesting of RSU awards during the fiscal year ended March 31, 2015. No stock options were exercised by the Named Executive Officers in fiscal 2015.

	Option Awards		RSU Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Paramesh Gopi, Ph.D.	—	—	80,047	622,652
Douglas T. Ahrens	—	—	42,578	261,795
L. William Caraccio	—	—	38,107	296,171
Michael Major	—	—	30,651	233,491

(1)	The value realized on vesting is calculated by multiplying the market price of our common stock at vesting by the number of shares acquired upon vesting.
Realized Compensation in Fiscal 2015
The following table provides, for the fiscal year ended March 31, 2015, information with respect to total realized compensation, the basis on which executive compensation was designed for fiscal 2015.

Name	Fiscal Year	Salary ($)	Bonus ($)	Stock Acquired on Vesting ($)	All Other Compensation ($)	Total ($)
Paramesh Gopi, Ph.D.	2015	560,769	—	622,652	43,411	1,226,832
Douglas T. Ahrens	2015	320,000	—	261,795	5,659	587,454
L. William Caraccio	2015	325,000	—	296,171	4,672	625,843
Michael Major	2015	307,000	—	233,491	3,973	544,464
Non-qualified Deferred Compensation in Fiscal 2015
The following table provides, for the fiscal year ended March 31, 2015, information with respect to our non-qualified deferred compensation plan as it relates to the Named Executive Officers:

Name	Executive Contributions in Last FY ($)	Aggregate Earnings in Last FY(1) ($)	Aggregate Balance at Last FYE(3) ($)
Paramesh Gopi, Ph.D.	—	45,533	378,005	(2)
Douglas T. Ahrens	—	—	—
L. William Caraccio	—	—	—
Michael Major	—	—	—

(1)	Amounts shown are not reported in the Summary Compensation Table as they do not consist of above-market or preferential earnings.

(2)	$139,512 of this amount was reported in the Summary Compensation Table for previous years.

(3)	Messrs. Ahrens, Caraccio, and Major did not defer compensation under this plan in fiscal year 2015 and do not have an outstanding balance under the plan.
We permit select employees to defer up to 85% of their base salary and up to 100% of cash incentive compensation (if any) otherwise payable each year under a non-qualified deferred compensation plan. We do not currently offer any cash incentive compensation to our employees. We do not match or otherwise augment the deferral amounts, which are carried as a liability on our financial statements. Each participant has a bookkeeping account in the plan. The deferred amount plus earnings is the benefit to which an employee is entitled upon termination of employment by reason of death, disability, change in control, retirement or other termination. Employees may also receive a distribution upon a showing of financial hardship. However, there were no withdrawals or distributions during the fiscal year ended March 31, 2015. Payments to key employees may not be made sooner than six months after termination except on account of death or disability. Contributions to the non-qualified deferred compensation plan were frozen, effective July 14, 2009 due to low levels of participation. The plan was reactivated on January 1, 2011.
Potential Payments Upon Termination or Change-in-Control
On September 19, 2007, the Compensation Committee adopted the Executive Severance Benefit Plan (the “Severance Plan”). The Severance Plan provides for the payment of severance benefits to certain eligible executives in the event they are subject to an involuntary termination without cause (a “covered termination”) and additional benefits if such covered terminations occur within one month prior to or eleven months following a change in control of the Company (a “change-in-control termination”). The Severance Plan provides the following benefits to participants:

•	cash severance benefits;

•	health severance benefits;

•	option vesting acceleration benefits;

•	an option exercise period extension; and

•	RSU vesting acceleration benefit.
The following summarizes the benefits payable under the Severance Plan to eligible executives, as modified in certain cases by the individual executive’s offer letter or other employment agreement with the Company.
Cash Severance Benefits
In the case of a covered termination that does not qualify as a change-in-control termination, the Chief Executive Officer will receive a lump sum payment equal to 18 months of base salary, the General Counsel will receive a lump sum payment equal to 12 months of base salary, the Chief Financial Officer will receive a lump sum payment equal to six months of base salary, and other eligible executives will receive a lump sum payment equal to two months per completed year of service, up to a maximum of six months of base salary. In the case of a change-in-control termination, the Chief Executive Officer will receive a lump sum payment equal to 24 months of base salary, the General Counsel will receive a lump sum payment equal to 18 months of base salary, and other eligible executives will receive a lump sum payment equal to 12 months of base salary. The Company does not currently provide its eligible executives with a cash bonus plan.
Health Severance Benefits
Eligible executives will continue to receive medical, dental and vision plan coverage for a specified period following covered terminations. In the case of a covered termination that does not qualify as a change-in-control termination, executives will receive continued health severance benefits for the following periods: for the Chief Executive Officer, 18 months; for the General Counsel, 12 months; and for other eligible executives, two months per completed year of service, up to a maximum of six months. In the case of a change-in-control termination, executives will receive continued health severance benefits for the following periods: for the Chief Executive Officer, 24 months; for the General Counsel, 12 months; and for other eligible executives, six months. These benefits cease after the eligible executive obtains coverage through a subsequent employer’s insurance plans.
Option Vesting Acceleration Benefits
In the case of a covered termination that is not a change-in-control termination, the next 24 monthly time-based vesting installments of the Chief Executive Officer’s options will vest and the next 12 monthly time-based vesting installments of the

General Counsel’s options will vest. In the case of a change-in-control termination, the remainder of all vesting installments, whether time-based or performance-based, of all eligible executives’ options will vest.

Option Exercise Period Extension
In the case of a covered termination that is not a change-in-control termination or in the case of a change-in-control termination, the Chief Executive Officer will have 24 months to exercise his vested stock options and the General Counsel will have 15 months to exercise his vested stock options. In the case of a change-in-control termination, other eligible executives will have 12 months to exercise their vested stock options.
RSU Vesting Acceleration Benefits
In the case of a covered termination that is not a change-in-control termination, the Chief Executive Officer will vest the next eight quarterly time-based vesting installments of his RSUs and the General Counsel will vest the next four quarterly time-based vesting installments of his RSUs, and the Chief Financial Officer will vest in an additional two quarterly time-based vesting installments of his initial RSU grant, and 20,000 shares of his initial MSU grant. In the case of a change-in-control termination, all eligible executives will vest the remainder of all vesting installments of their RSUs, whether time-based or performance-based.
Severance and Change-In-Control Benefits Table
The following tables summarize the potential severance and change-in-control payments payable to the Named Executive Officers who remained in our employ as of March 31, 2015, assuming their employment was terminated under the circumstances described above as of that date:
Severance Benefits Not in Connection with a Change-in-Control Termination

Executive	Base Salary Component(1) ($)	Bonus Component ($)	Value of Employee Benefits(2) ($)	Value of Accelerated Vesting(3) ($)	Total Potential Value ($)
Paramesh Gopi, Ph.D.	900,000	—	43,481	528,686	1,472,167
Douglas Ahrens	160,000	—	4,831	165,750	330,581
L. William Caraccio	325,000	—	15,289	91,800	432,089
Michael Major	153,500	—	10,519	—	164,019
Severance Benefits in Connection with a Change-in-Control Termination

Executive	Base Salary Component(1) ($)	Bonus Component ($)	Value of Employee Benefits(2) ($)	Value of Accelerated Vesting(3) ($)	Total Potential Value ($)
Paramesh Gopi, Ph.D.	1,200,000	—	57,975	3,609,994	4,867,969
Douglas Ahrens	320,000	—	14,494	1,345,492	1,679,986
L. William Caraccio	487,500	—	15,289	631,258	1,134,047
Michael Major	307,000	—	10,519	631,258	948,777

(1)	The amount shown is based on the highest base salary of the last three years.

(2)	The amount shown is based on COBRA premium rates at most recent plan elections and family coverage categories.

(3)	RSU awards were valued at $5.10, the closing price of our common stock on Nasdaq on March 31, 2015.

Director Compensation

The following table provides information concerning the compensation earned by our non-employee directors for the fiscal year ended March 31, 2015:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	Stock Awards(1) ($)	Total ($)
Cesar Cesaratto(2)	86,750	—	89,100	175,850
Paul R. Gray, Ph.D.(3)	55,750	—	89,100	144,850
Fred Shlapak(4)	57,750	—	89,100	146,850
Robert F. Sproull, Ph.D.(5)	53,500	—	89,100	142,600
Duston Williams(6)	57,000	—	89,100	146,100
Christopher Zepf(7)	—	—	—	—

(1)
The amounts shown represent the grant date fair value of RSU awards granted in fiscal 2015 in accordance with ASC Topic 718. For more information regarding the assumptions used in determining grant date fair values under ASC Topic 718, see “Stock-Based Compensation” under note 1 to our consolidated financial statements included in our fiscal 2014 annual report on Form 10-K.

(2)	As of March 31, 2015, Mr. Cesaratto had outstanding options to purchase 97,500 shares of common stock and 10,800 unvested RSU awards.

(3)	As of March 31, 2015, Dr. Gray had outstanding options to purchase 25,000 shares of common stock and 10,800 unvested RSU awards.

(4)	As of March 31, 2015, Mr. Shlapak had outstanding options to purchase 68,750 shares of common stock and 10,800 unvested RSU awards.

(5)	As of March 31, 2015, Dr. Sproull had outstanding options to purchase 12,500 shares of common stock and 10,800 unvested RSU awards.

(6)	As of March 31, 2015, Mr. Williams had 18,092 unvested RSU awards.

(7)	Mr. Zepf joined our Board of Directors in May 2015.

The following table sets forth the full grant date fair value of each stock option award and RSU award granted during the fiscal year ended March 31, 2015, as calculated under ASC Topic 718:

Name	Grant Date of Award	Number of Shares Underlying Option Award (#)	Grant Date Fair Value of Option Award ($)	Number of Underlying Restricted Stock Unit Award (#)	Grant Date Fair Value of Restricted Stock Unit Award ($)
Cesar Cesaratto	8/13/2014	—	—	10,800	89,100
Paul R. Gray, Ph.D.	8/13/2014	—	—	10,800	89,100
Fred Shlapak	8/13/2014	—	—	10,800	89,100
Robert F. Sproull, Ph.D.	8/13/2014	—	—	10,800	89,100
Duston Williams	8/13/2014	—	—	10,800	89,100
Christopher Zepf	—	—	—	—	—

Director Compensation Policies and Processes

Compensation for our non-employee directors is reviewed annually by the Governance and Nominating Committee of our Board of Directors (the “G&N Committee”) and recommended to the full Board of Directors for approval. In August 2011, the G&N Committee reviewed updated compensation material from National Association of Corporate Directors plus performance peer company proxy disclosures on director compensation prepared by our Human Resources department with support from Compensia. As our Board of Directors continues to review our non-employee director compensation policies, certain changes have been made to cash and equity compensation as noted below.

Stock ownership guidelines for non-employee directors require that by April 1, 2011 (or, for any director first elected to the

Board of Directors after April 1, 2008, by the third anniversary of such director’s initial election to the Board), each nonemployee director own not less than 6,000 shares of our common stock. All directors are in compliance with the ownership guidelines as of the filing date of this proxy statement.

The following is a summary of our current non-employee director compensation, as most recently revised in August 2014:

Annual Cash Retainer Amounts: The cash compensation currently payable to our non-employee directors as an annual retainer for their services is:

•	for Board membership, $40,000 ($70,000 for the Chairman of the Board);

•	for Audit Committee membership, $10,000 ($20,000 for the Audit Committee Chair);

•	for Compensation Committee membership, $7,000 ($15,000 for the Compensation Committee Chair); and

•	for G&N Committee membership, $4,000 ($8,000 for the G&N Committee Chair).

Meeting Fees: The cash compensation currently payable to our non-employee Board and Committee members for attendance at meetings exceeding an annual minimum number is:

•	$1,000 per in-person and $500 per telephonic Board meeting held in excess of seven per year; and

•
$1,000 per in‑person and $500 per telephonic Committee meeting held in excess of seven per year for the Audit Committee, six per year for the Compensation Committee (but excluding monthly special meetings convened for the sole purpose of approving interim employee equity grants), and four per year for the G&N Committee.

Expenses: Reasonable travel-related expenses are reimbursed for the directors’ attendance at Board and Committee meetings.

Stock Options and Restricted Stock Units: From May 15, 2012 until August 27, 2013, each new nonemployee director was granted RSUs covering 12,500 shares on the first regularly scheduled RSU grant date after the person first became a nonemployee director, unless our trading window was closed under our insider trading policy, in which case such award of RSUs was granted on the first regularly scheduled RSU grant date on which our trading window was open following the date the individual first became a nonemployee director. RSUs granted upon initial election to the Board vest in 12 equal quarterly installments following the date the director is first elected, so that the RSU is fully vested in three years.

Until August 27, 2013, on the second day following our release of earnings for each fiscal year, each nonemployee director was granted an option to purchase 6,250 shares of common stock if, on such date, he or she had served on our Board for at least six months. The Chairman of the Board was granted an additional option to purchase 2,500 shares of common stock on such date. The exercise price of each stock option granted was equal to the fair market value of common stock on the date of grant. From May 15, 2012 until August 27, 2013, each continuing nonemployee director received RSUs covering 8,000 shares on the first regularly scheduled RSU grant date following the release of earnings for the fiscal year. Options granted to our continuing nonemployee directors vest in 12 equal monthly installments following the date of grant. RSUs granted to our continuing nonemployee directors vest in their entirety one year following the date of grant.

Until August 27, 2013, in the event of a dissolution or liquidation, a sale of all or substantially all of our assets, a merger or consolidation in which we were not the surviving corporation, or any other capital reorganization in which more than 50% of our shares entitled to vote were exchanged, the options would fully vest and either:

•
the director would be given a reasonable time within which to exercise the option, including as to any otherwise unvested shares, prior to the effectiveness of such event after which the option will terminate, or

•	the director would be given the right to exercise the option, including as to any otherwise unvested shares, for an equivalent number of shares of stock of the acquiring or surviving corporation.

On August 27, 2013, the Governance and Nominating Committee approved the following modifications to the compensation policy for our outside directors:

•
Future grants of outside director compensation will on an annual basis occur during the Committee’s August meeting cycle, to coincide with the commencement of each new annual term of service on the Board of Directors and its Committees;

•	Future equity grants to outside directors will consist solely of RSUs, with no new stock option grants unless specifically approved by the Board on a case-by-case basis; and

•
For future equity grants to outside directors, the number of RSUs to be included in each annual award will be determined based upon the approximate average trading value of the Company’s common stock at or near the approval date.

Our Board of Directors or a committee thereof determined eligibility, vesting schedules and exercise prices for options granted under these plans. Such options expire not more than ten years from the date of grant and are either exercisable immediately after the date of grant and subject to certain repurchase rights by us until such ownership rights have vested, or are exercisable upon vesting. Vesting generally occurs over four years, subject in certain cases to acceleration upon the occurrence of specified events. Options are granted at prices at least equal to the fair market value of our common stock on the date of grant.

Our Board of Directors or a committee thereof determined eligibility and vesting schedules for restricted stock units granted under the 2011 Plan. Each such restricted stock unit represents an unfunded right to receive one share of our common stock on a fixed settlement date, which is the date on which the restricted stock unit vests. A participant is not required to pay any monetary consideration to receive shares of our common stock upon settlement of his or her vested restricted stock units. Vesting generally occurs over two to four years, subject in certain cases to acceleration upon the occurrence of specified events.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policies and Procedures for Review, Approval or Ratification of Related-Person Transactions
The Charter of our Audit Committee requires that members of the Audit Committee, all of whom are independent directors, review and approve every related-person transaction that must be disclosed by us pursuant to Item 404(a) of Regulation S-K of the SEC. A related-person transaction includes any transaction, arrangement or relationship involving an amount that exceeds $120,000 in which we are a participant and in which any of the following persons has or will have a direct or indirect material interest: any of our executive officers, directors, nominees for director, or more than 5% stockholders, including any of their immediate family members as defined in Item 404(a) of Regulation S-K of the SEC.
In addition, our Audit Committee is responsible for reviewing our management’s efforts to monitor compliance with our Code of Business Conduct and Ethics. Under our Code of Business Conduct and Ethics, our employees, officers and directors are expected to avoid influences that conflict with our best interests or that might deprive us of their undivided loyalty in business dealings, such as related-person transactions, unless specifically authorized as described in the Code of Business Conduct and Ethics. Our Code of Business Conduct and Ethics can be found in the Investor Relations section of our corporate website, http://www.apm.com, under Corporate Governance - Governance Documents.
Related-Person Transactions
We have entered into indemnification agreements with our officers and directors containing provisions that may require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

CERTAIN MATTERS RELATING TO PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials and annual reports with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are AppliedMicro stockholders will be “householding” our proxy materials, including the Notice. A single Notice and, if applicable, a single set of proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice and, if applicable, other proxy materials, please notify your broker, or if you are holding a physical stock certificate, direct your written or oral request to Computershare Trust Company, 250 Royall Street, Canton, MA 02021, telephone number (312) 588-4143. You may also direct a written or oral request for the separate Notice and, if applicable, other proxy materials to: Investor Relations, Applied Micro Circuits Corporation, 4555 Great

America Parkway, Suite 601, Santa Clara, CA 95054, telephone number (408) 542-8600. Upon receipt of a written or oral request as set forth above, we will promptly deliver to you a separate Notice and if applicable, other proxy materials. Stockholders who currently receive multiple copies of the Notice and, if applicable, other proxy materials at their address and would like to request “householding” of their communications should contact their broker or Computershare Investor Services.

AVAILABLE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect and copy such material at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference facilities. You also can find our SEC filings at the SEC’s website at http://www.sec.gov.
The SEC allows us to incorporate by reference, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement. This proxy statement incorporates by reference our annual report on Form 10-K for the fiscal year ended March 31, 2015, which contains important information about us and our business, financial condition and results of operations.
Documents specifically incorporated into this document by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this document.
A copy of our annual report on Form 10-K for the fiscal year ended March 31, 2015 is available without charge upon written request to: Investor Relations, Applied Micro Circuits Corporation, 4555 Great America Parkway, Suite 601, Santa Clara, CA 95054 or is available online at http://www.apm.com.

OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors

L. William Caraccio
Secretary
June 24, 2015

Annex A
APPLIED MICRO CIRCUITS CORPORATION
2011 EQUITY INCENTIVE PLAN
Termination Date: April 26, 2021
Approved by Board: May 20, 2015
Approved by Stockholders: [Pending]
1. GENERAL.
(a) Adoption. This Plan was adopted by the Board on the Adoption Date to be effective as provided in Section 11 on the Effective Date. This Plan was amended and restated by the Board on October 22, 2013 (which amendment did not require the approval of the Company’s stockholders) and was amended by the Board on May 20, 2015, subject to the approval of the Company’s stockholders at the 2015 annual meeting of such stockholders. Following the Effective Date of this Plan, no additional stock awards shall be granted under the Applied Micro Circuits Corporation 1992 Equity Incentive Plan or its predecessor, the Applied Micro Circuits Corporation 2000 Equity Incentive Plan (together, the “Prior Plans”). Any shares remaining available for issuance pursuant to the exercise or settlement of stock awards under the Prior Plans shall not be added to the share reserve of this Plan or available for issuance pursuant to Stock Awards granted hereunder. All outstanding stock awards granted under the Prior Plans shall remain subject to the terms of the Prior Plans. However, any shares subject to outstanding stock awards granted under the Prior Plans as of the Effective Date that expire or terminate for any reason prior to exercise or settlement shall be added to the share reserve of this Plan and become available for issuance pursuant to Stock Awards granted hereunder. All Stock Awards granted subsequent to the Effective Date of this Plan shall be subject to the terms of this Plan.
(b) Eligible Award Recipients. The persons eligible to receive Awards are Employees, Directors and Consultants.
(c) Available Awards. The Plan provides for the grant of the following Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Restricted Stock Awards, (iv) Restricted Stock Unit Awards, (v) Stock Appreciation Rights, (vi) Performance Stock Awards, (vii) Performance Cash Awards, and (viii) Other Stock Awards.
(d) General Purpose. The Company, by means of the Plan, seeks to secure and retain the services of the group of persons eligible to receive Awards as set forth in Section 1(b), to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Stock Awards.
2. ADMINISTRATION.
(a) Administration by Board. The Board shall administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c).
(b) Powers of Board. The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:
(i) To determine from time to time (A) which of the persons eligible under the Plan shall be granted Awards; (B) when and how each Award shall be granted; (C) what type or combination of types of Award shall be granted; (D) the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive cash or Common Stock pursuant to a Stock Award; and (E) the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person.
(ii) To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement or in the written terms of a Performance Cash Award, in a manner and to the extent it shall deem necessary or expedient to make the Plan or Award fully effective.
(iii) To settle all controversies regarding the Plan and Awards granted under it.
(iv) To accelerate the time at which a Stock Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.
(v) To suspend or terminate the Plan at any time. Suspension or termination of the Plan shall not materially impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the affected Participant.

(vi) To amend the Plan in any respect the Board deems necessary or advisable, including, without limitation, relating to Incentive Stock Options and certain nonqualified deferred compensation under Section 409A of the Code and/or to bring the Plan or Stock Awards granted under the Plan into compliance therewith, subject to the limitations, if any, of applicable law, and subject to the last sentence of this subsection 2(b)(vi). However, except as provided in Section 9(a) relating to Capitalization Adjustments, stockholder approval shall be required for any amendment of the Plan that either (A) materially increases the number of shares of Common Stock available for issuance under the Plan, (B) materially expands the class of individuals eligible to receive Awards under the Plan, (C) materially increases the benefits accruing to Participants under the Plan or materially reduces the price at which shares of Common Stock may be issued or purchased under the Plan, (D) materially extends the term of the Plan, or (E) expands the types of Awards available for issuance under the Plan, but only to the extent required by applicable law or listing requirements. Rights under any Award granted before amendment of the Plan shall not be materially impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.
(vii) To submit any amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of (i) Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to Covered Employees, (ii) Section 422 of the Code regarding Incentive Stock Options or (iii) Rule 16b-3.
(viii) To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that, the Participant’s rights under any Award shall not be materially impaired by any such amendment unless (i) the Company requests the consent of the affected Participant, and (ii) such Participant consents in writing. Notwithstanding the foregoing, subject to the limitations of applicable law, if any, and without the affected Participant’s consent, the Board may amend the terms of any one or more Awards if necessary to maintain the qualified status of the Award as an Incentive Stock Option or to bring the Award into compliance with Section 409A of the Code and the related guidance thereunder, including without limitation any such regulations or other guidance that may be issued or amended after the Effective Date.
(ix) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.
(x) To adopt such procedures and sub-plans as are necessary or appropriate to permit or facilitate participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed outside the United States.
(c) Delegation to Committee.
(i) General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.
(ii) Section 162(m) and Rule 16b-3 Compliance. In the sole discretion of the Board, the Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. In addition, the Board or the Committee, in its sole discretion, may (A) delegate to a Committee of Directors who need not be Outside Directors the authority to grant Awards to eligible persons who are either (I) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Stock Award, or (II) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code, or (B) delegate to a Committee of Directors who need not be Non-Employee Directors the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act.
(d) Delegation to an Officer. The Board may delegate to one or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Options (and, to the extent permitted by Delaware law, other Stock Awards) and the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Stock Awards granted to such Employees; provided, however, that the Board resolutions regarding such delegation shall specify the total number of shares of Common Stock that may be subject to the Stock Awards granted by such Officer and that such Officer may not grant a Stock Award to himself or herself. Notwithstanding anything to the contrary in this Section 2(d), the

Board may not delegate to an Officer authority to determine the Fair Market Value of the Common Stock pursuant to Section 13(v)(ii) below.
(e) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.
(f) Cancellation and Re-Grant of Stock Awards. Neither the Board nor any Committee shall have the authority to: (i) amend the terms of outstanding Options or Stock Appreciation Rights to reduce the exercise or strike price thereof, (ii) cancel and re-grant at a lesser price any outstanding Options or Stock Appreciation Rights under the Plan, or (iii) cancel outstanding Options or Stock Appreciation Rights with an exercise or strike price above the current stock price in exchange for cash or other securities, unless the stockholders of the Company have approved such an action within the preceding twelve (12) months or such action relates to a Capitalization Adjustment pursuant to Section 9(a).
3. SHARES SUBJECT TO THE PLAN.
(a) Share Reserve. Subject to the provisions of Section 9(a) relating to Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Stock Awards from and after the Effective Date shall not exceed Eighteen Million One Hundred Thirty-Two Thousand Forty-Seven (18,132,047) shares of Common Stock (such number consisting of (i) Three Million Three Hundred Thousand (3,300,000) shares approved by the Board on May 20, 2015 and by the stockholders at the 2015 annual meeting of stockholders of the Company, (ii) Four Million Two Hundred Thousand (4,200,000) shares approved by the stockholders at the 2011 annual meeting of stockholders of the Company held on August 16, 2011 as part of the approval of this Plan, and (iii) Ten Million Six Hundred Thirty-Two Thousand Forty-Seven (10,632,047) shares subject to outstanding stock awards granted under the Prior Plans as of the Effective Date. As of May 20, 2015, giving effect to the Six Million Nine Hundred Thirty Thousand Eight Hundred Ninety-Two (6,930,892) shares of Common Stock previously issued under the Plan as of such date, the maximum remaining number of shares of Common Stock that may be issued pursuant to Stock Awards was Eleven Million Two Hundred One Thousand One Hundred Fifty-Five (11,201,155), consisting of (i) Five Million Eight Hundred Fifty-Six Thousand Six Hundred Four (5,856,604) shares subject to previously granted and outstanding Stock Awards under the Plan, and (ii) Five Million Three Hundred Forty-Four Thousand Five Hundred Fifty-One (5,344,551) shares reserved for future grants of new Stock Awards. For clarity, except as provided herein, the limitation in this subsection 3(a) is a limitation in the number of shares of the Common Stock that may be issued pursuant to the Plan. Accordingly, this subsection 3(a) does not limit the granting of Stock Awards except as provided in subsection 7(a). Shares may be issued in connection with a merger or acquisition as permitted by NASDAQ Rule 5635 and IM 5635-1 or, if applicable, NYSE Listed Company Manual Section 303A.08, or NYSE MKT Company Guide Section 711 (or any successor rule or regulation thereto) and such issuance shall not reduce the number of shares available for issuance under the Plan. Furthermore, if a Stock Award (i) expires or otherwise terminates without having been exercised in full or (ii) is settled in cash (i.e., the holder of the Stock Award receives cash rather than stock), such expiration, termination or settlement shall not reduce (or otherwise offset) the number of shares of the Common Stock that may be issued pursuant to the Plan; provided that with respect to exercises of Options and Stock Appreciation Rights after May 20, 2015, (i) shares withheld to satisfy tax withholding obligations pursuant to subsection 8(g) upon the exercise of an Option or a Stock Appreciation Right intended to be settled in shares of Common Stock and shares withheld or reacquired (either by actual delivery or attestation) as payment of the consideration for exercise of an Option shall not be treated as settled in cash for this purpose and shall reduce the number of available shares under the Plan, and (ii) when Stock Appreciation Rights to be settled in shares of Common Stock are exercised, such exercise shall reduce the number of shares available under the Plan by one share for each share covered by the Stock Appreciation Rights exercised without regard to the number of shares used to settle such Stock Appreciation Rights on exercise.
(b) Reversion of Shares to the Share Reserve. If any shares of Common Stock issued pursuant to a Stock Award are forfeited back to the Company because of the failure to meet a contingency or condition required to vest such shares in the Participant, then the shares which are forfeited shall revert to and again become available for issuance under the Plan. Also, except as provided in Section 3(a) in connection with the exercise after May 20, 2015 of an Option or Stock Appreciation Right to be settled in shares of Common Stock, any shares withheld or reacquired by the Company pursuant to subsection 8(g) or withheld or reacquired as consideration for the exercise of an Option shall again become available for issuance under the Plan. Notwithstanding the provisions of this subsection 3(b), any such shares shall not be subsequently issued pursuant to the exercise of Incentive Stock Options.
(c) Incentive Stock Option Limit. Notwithstanding anything to the contrary in this Section 3, subject to the provisions of Section 9(a) relating to Capitalization Adjustments to the extent consistent with Section 422 of the Code, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options granted after the Effective Date shall be Four Million Two Hundred Thousand (4,200,000) shares of Common Stock.

(d) Section 162(m) Limitation on Annual Grants. Subject to the provisions of Section 9(a) relating to Capitalization Adjustments, at such time as the Company may be subject to the applicable provisions of Section 162(m) of the Code, no Employee shall be eligible to be granted during any calendar year Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least one hundred percent (100%) of the Fair Market Value of the Common Stock on the date the Stock Award is granted covering more than Four Million Two Hundred Thousand (4,200,000) shares of Common Stock.
(e) Source of Shares. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company.
4. ELIGIBILITY.
(a) Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to employees of the Company or a parent corporation or subsidiary corporation (as such terms are defined in Code Sections 424(e) and (f)). Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants.
(b) Ten Percent Stockholders. A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.
(c) Consultants. A Consultant shall be eligible for the grant of a Stock Award only if, at the time of grant, a Form S-8 Registration Statement under the Securities Act (“Form S-8”) is available to register either the offer or the sale of the Company’s securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, because the Consultant is a natural person, or because of any other rule governing the use of Form S-8.
5. OPTION PROVISIONS.
Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates shall be issued for shares of Common Stock purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, then the Option shall be a Nonstatutory Stock Option. The provisions of separate Options need not be identical; provided, however, that each Option Agreement shall include (through incorporation of provisions hereof by reference in the Option Agreement or otherwise) the substance of each of the following provisions:
(a) Term. Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, no Option shall be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Option Agreement.
(b) Exercise Price. Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, the exercise price of each Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Option may be granted with an exercise price lower than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option if such Option is granted pursuant to an assumption or substitution for another option in a manner consistent with the provisions of Section 424(a) of the Code (whether or not such options are Incentive Stock Options).
(c) Consideration. The purchase price of Common Stock acquired pursuant to the exercise of an Option shall be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board shall have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The methods of payment permitted by this Section 6(c) are:
(i) by cash, check, bank draft or money order payable to the Company;
(ii) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;
(iii) by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock;
(iv) by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided, further, that shares of Common Stock will no longer be outstanding under an Option and will not be exercisable thereafter to the extent that (A) shares are used to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations; or
(v) in any other form of legal consideration that may be acceptable to the Board.
(d) Transferability of Options. The Board may, in its sole discretion, impose such limitations on the transferability of Options as the Board shall determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options shall apply:
(i) Restrictions on Transfer. An Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder; provided, however, that the Board may, in its sole discretion, permit transfer of the Option in a manner consistent with applicable tax and securities laws upon the Optionholder’s request.
(ii) Domestic Relations Orders. Notwithstanding the foregoing, an Option may be transferred pursuant to a domestic relations order, provided, however, that an Incentive Stock Option may be deemed to be a Nonqualified Stock Option as a result of such transfer.
(iii) Beneficiary Designation. Notwithstanding the foregoing, to the extent permitted under the terms of the applicable Option Agreement, the Optionholder may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.
(e) Vesting Generally. The total number of shares of Common Stock subject to an Option may vest and therefore become exercisable in periodic installments that may or may not be equal. The Option may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of Performance Goals or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this Section 5(e) are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.
(f) Termination of Continuous Service. Except as otherwise provided in the applicable Option Agreement or other agreement between the Optionholder and the Company, in the event that an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (i) the date ninety (90) days following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.
(g) Extension of Termination Date. An Optionholder’s Option Agreement may provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of the applicable period of time after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option as set forth in the Option Agreement.
(h) Disability of Optionholder. In the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(i) Death of Optionholder. In the event that (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death, or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or, if applicable, by a person designated to exercise the option upon the Optionholder’s death, but only within the period ending on the earlier of (A) the date twelve (12) months following the date of death (or such longer or shorter period specified in the Option Agreement), or (B) the expiration of the term of such Option as set forth in the Option Agreement. If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.
(j) Non-Exempt Employees. No Option granted to an Employee that is a non-exempt employee for purposes of the Fair Labor Standards Act shall be first exercisable for any shares of Common Stock until at least six months following the date of grant of the Option. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option will be exempt from his or her regular rate of pay.
6. PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS.
(a) Restricted Stock Awards. Each Restricted Stock Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock may be (x) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse; or (y) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board. The terms and conditions of Restricted Stock Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical, provided, however, that each Restricted Stock Award Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:
(i) Consideration. A Restricted Stock Award may be awarded in consideration for (A) past or future services actually or to be rendered to the Company or an Affiliate, or (B) any other form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.
(ii) Vesting. Shares of Common Stock awarded under the Restricted Stock Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board. Generally, except for Restricted Stock Awards (A) granted to Non-Employee Directors, or (B) that vest based on the satisfaction of Performance Goals (which generally shall vest over a Performance Period not less than one (1) year), no Restricted Stock Award shall vest at a rate more favorable to the Participant than over a three (3)-year period measured from the date of grant, except upon a Corporate Transaction in which such Restricted Stock Award is not assumed or continued, or upon an event related to a Change in Control. Other examples of Restricted Stock Awards that may vest at a rate more favorable to the Participant than over a three (3)-year period or, if based on the satisfaction of Performance Goals, over a Performance Period less than one (1) year include, without limitation, awards granted by the Board in consideration for extraordinary past or future services actually or to be rendered to the Company or an Affiliate, or to recruit, retain or incent executive or other talent deemed critical to the Company's continuing or future success.
(iii) Termination of Participant’s Continuous Service. In the event a Participant’s Continuous Service terminates, the Company may receive via a forfeiture condition, any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination of Continuous Service under the terms of the Restricted Stock Award Agreement.
(iv) Transferability. Rights to acquire shares of Common Stock under the Restricted Stock Award Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Board shall determine in its sole discretion, so long as Common Stock awarded under the Restricted Stock Award Agreement remains subject to the terms of the Restricted Stock Award Agreement.

(b) Restricted Stock Unit Awards. Each Restricted Stock Unit Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical, provided, however, that each Restricted Stock Unit Award Agreement shall include (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:
(i) Consideration. At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.
(ii) Vesting. At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate. Generally, except for Restricted Stock Unit Awards (x) granted to Non-Employee Directors, or (y) that vest based on the satisfaction of

Performance Goals (which generally shall vest over a Performance Period not less than one (1) year), no Restricted Stock Unit Award shall vest at a rate more favorable to the Participant than over a three (3)-year period measured from the date of grant, except upon a Corporate Transaction in which such Restricted Stock Unit Award is not assumed or continued, or upon an event related to a Change in Control. Other examples of Restricted Stock Unit Awards that may vest at a rate more favorable to the Participant than over a three (3)-year period or, if based on the satisfaction of Performance Goals, over a Performance Period less than one (1) year include, without limitation, awards granted by the Board in consideration for extraordinary past or future services actually or to be rendered to the Company or an Affiliate, or to recruit, retain or incent executive or other talent deemed critical to the Company's continuing or future success.
(iii) Payment. A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.
(iv) Additional Restrictions. At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.
(v) Dividend Equivalents. Dividend equivalents may be credited in respect of shares of Common Stock covered by a Restricted Stock Unit Award, as determined by the Board and contained in the Restricted Stock Unit Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock covered by the Restricted Stock Unit Award in such manner as determined by the Board. Any additional shares covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents will be subject to all the terms and conditions of the underlying Restricted Stock Unit Award Agreement to which they relate.
(vi) Termination of Participant’s Continuous Service. Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.
(vii) Compliance with Section 409A of the Code. Notwithstanding anything to the contrary set forth herein, any Restricted Stock Unit Award granted under the Plan that is not exempt from the requirements of Section 409A of the Code shall contain such provisions so that such Restricted Stock Unit Award will comply with the requirements of Section 409A of the Code. Such restrictions, if any, shall be determined by the Board and contained in the Restricted Stock Unit Award Agreement evidencing such Restricted Stock Unit Award. For example, such restrictions may include, without limitation, a requirement that any Common Stock that is to be issued in a year following the year in which the Restricted Stock Unit Award vests must be issued in accordance with a fixed pre-determined schedule.
(c) Stock Appreciation Rights. Each Stock Appreciation Right Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. Stock Appreciation Rights may be granted as stand-alone Stock Awards or in tandem with other Stock Awards. The terms and conditions of Stock Appreciation Right Agreements may change from time to time, and the terms and conditions of separate Stock Appreciation Right Agreements need not be identical; provided, however, that each Stock Appreciation Right Agreement shall include (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:
(i) Term. No Stock Appreciation Right shall be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Stock Appreciation Right Agreement.
(ii) Strike Price. Each Stock Appreciation Right will be denominated in shares of Common Stock equivalents. The strike price of each Stock Appreciation Right shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock equivalents subject to the Stock Appreciation Right on the date of grant.
(iii) Calculation of Appreciation. The appreciation distribution payable on the exercise of a Stock Appreciation Right will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the Stock Appreciation Right) of a number of shares of Common Stock equal to the number of shares of Common Stock equivalents in which the Participant is vested under such Stock Appreciation Right, and with respect to which the Participant is exercising the Stock Appreciation Right on such date, over (B) the strike price that will be determined by the Board at the time of grant of the Stock Appreciation Right.
(iv) Vesting. At the time of the grant of a Stock Appreciation Right, the Board may impose such restrictions or conditions to the vesting of such Stock Appreciation Right as it, in its sole discretion, deems appropriate.

(v) Exercise. To exercise any outstanding Stock Appreciation Right, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.
(vi) Payment. The appreciation distribution in respect to a Stock Appreciation Right may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.
(vii) Termination of Continuous Service. In the event that a Participant’s Continuous Service terminates, the Participant may exercise his or her Stock Appreciation Right (to the extent that the Participant was entitled to exercise such Stock Appreciation Right as of the date of termination) but only within such period of time ending on the earlier of (A) the date ninety (90) days following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the Stock Appreciation Right Agreement), or (B) the expiration of the term of the Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement. If, after termination, the Participant does not exercise his or her Stock Appreciation Right within the time specified herein or in the Stock Appreciation Right Agreement (as applicable), the Stock Appreciation Right shall terminate.
(viii) Compliance with Section 409A of the Code. Notwithstanding anything to the contrary set forth herein, any Stock Appreciation Rights granted under the Plan that are not exempt from the requirements of Section 409A of the Code shall contain such provisions so that such Stock Appreciation Rights will comply with the requirements of Section 409A of the Code. Such restrictions, if any, shall be determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right. For example, such restrictions may include, without limitation, a requirement that a Stock Appreciation Right that is to be paid wholly or partly in cash must be exercised and paid in accordance with a fixed pre-determined schedule.
(d) Performance Awards.
(i) Performance Stock Awards. A Performance Stock Award is a Stock Award that may be granted, may vest, or may be exercised based upon the attainment during a Performance Period of certain Performance Goals. A Performance Stock Award may, but need not, require the completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Board in its sole discretion. The maximum number of shares that may be granted to any Participant in a calendar year attributable to Stock Awards described in this Section 6(d)(i) shall not exceed Seven Hundred Fifty Thousand (750,000) shares of Common Stock. In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board may determine that cash may be used in payment of Performance Stock Awards. Any additional shares covered by the Performance Stock Award credited by reason of any dividends or dividend equivalent rights will be subject to all the terms and conditions of the underlying Performance Stock Award Agreement (including vesting) applicable to the shares of Common Stock to which they relate.
(ii) Performance Cash Awards. A Performance Cash Award is a cash award that may be granted upon the attainment during a Performance Period of certain Performance Goals. A Performance Cash Award may also require the completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Board in its sole discretion. The maximum value that may be granted to any Participant in a calendar year attributable to cash awards described in this Section 6(d)(ii) shall not exceed Four Million Two Hundred Thousand Dollars ($4,200,000). The Board may provide for or, subject to such terms and conditions as the Board may specify, may permit a Participant to elect for, the payment of any Performance Cash Award to be deferred to a specified date or event. The Board may specify the form of payment of Performance Cash Awards, which may be cash or other property, or may provide for a Participant to have the option for his or her Performance Cash Award, or such portion thereof as the Board may specify, to be paid in whole or in part in cash or other property. In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board may determine that Common Stock authorized under this Plan may be used in payment of Performance Cash Awards, including additional shares in excess of the Performance Cash Award as an inducement to hold shares of Common Stock.
(e) Other Stock Awards. Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock may be granted either alone or in addition to Stock Awards provided for under Section 5 and the preceding provisions of this Section 6. Subject to the provisions of the Plan, the Board shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards. Generally, except for Other Stock Awards (x) granted to Non-Employee Directors, or

(y) that vest based on the satisfaction of Performance Goals (which generally shall vest over a Performance Period not less than one (1) year), no Other Stock Award shall vest at a rate more favorable to the Participant than over a three (3)-year period measured from the date of grant, except upon a Corporate Transaction in which such Other Stock Award is not assumed or continued, or upon an event related to a Change in Control. Other examples of Other Stock Awards that may vest at a rate more favorable to the Participant than over a three (3)-year period or, if based on the satisfaction of Performance Goals, over a Performance Period less than one (1) year include, without limitation, awards granted by the Board in consideration for extraordinary past or future services actually or to be rendered to the Company or an Affiliate, or to recruit, retain or incent executive or other talent deemed critical to the Company's continuing or future success.
7. COVENANTS OF THE COMPANY.
(a) Availability of Shares. During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock reasonably required to satisfy such Stock Awards.
(b) Securities Law Compliance. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award; and provided that this undertaking shall not require the Company to grant Stock Awards in any jurisdiction outside the United States if the Company determines, in its discretion, that compliance with local securities laws is unduly burdensome. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained.
(c) No Obligation to Notify. The Company shall have no duty or obligation to any holder of a Stock Award to advise such holder as to the time or manner of exercising such Stock Award. Furthermore, the Company shall have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of a Stock Award or a possible period in which the Stock Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of a Stock Award to the holder of such Stock Award.
8. MISCELLANEOUS.
(a) Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.
(b) Corporate Action Constituting Grant of Stock Awards. Corporate action constituting a grant by the Company of a Stock Award to any Participant shall be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Stock Award is communicated to, or actually received or accepted by, the Participant.
(c) Stockholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until such Participant has exercised the Stock Award pursuant to its terms and the Participant shall not be deemed to be a stockholder of record until the issuance of the Common Stock pursuant to such exercise has been entered into the books and records of the Company.
(d) No Employment or Other Service Rights. Nothing in the Plan, any Stock Award Agreement or other instrument executed thereunder or in connection with any Award granted pursuant to the Plan shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.
(e) Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).
(f) Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (x) the issuance of the shares upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (y) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.
(g) Withholding Obligations. Unless prohibited by the terms of a Stock Award Agreement, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to an Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; (iii) withholding cash from an Award settled in cash; or (iv) by such other method as may be set forth in the Award Agreement.
(h) Electronic Delivery. Any reference herein to a “written” agreement or document shall include any agreement or document delivered electronically or posted on the Company’s intranet.
(i) Deferrals. To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee. The Board is authorized to make deferrals of Stock Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of employment or retirement, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.
(j) Compliance with Section 409A of the Code. To the extent that the Board determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued or amended after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Board determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Board may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Board determines are necessary or appropriate to (i) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance, including without limitation any such regulations or other guidance that may be issued or amended after the Effective Date.
9. ADJUSTMENTS UPON CHANGES IN COMMON STOCK; OTHER CORPORATE EVENTS.
(a) Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board shall appropriately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 3(c), (iii) the class(es) and maximum number of securities that may be awarded to any person pursuant to Section 3(c) and 6(d)(i), and (iv) the class(es) and number of securities and price per share of stock subject to outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive.
(b) Dissolution or Liquidation. Except as otherwise provided in the Stock Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding shares of Common Stock not subject to the Company’s right of repurchase) shall terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase option may be repurchased by the Company notwithstanding the fact that the holder of such Stock Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.
(c) Corporate Transaction. The following provisions shall apply to Stock Awards in the event of a Corporate Transaction unless otherwise provided in the instrument evidencing the Stock Award or any other written agreement between the Company or any Affiliate and the holder of the Stock Award or unless otherwise expressly provided by the Board at the time of grant of a Stock Award.
(i) Acceleration of Vesting and Exercisability. In the event of a Corporate Transaction, each outstanding Stock Award granted prior to October 22, 2013 shall vest and, if applicable, become immediately exercisable for the number of shares of Common Stock that would otherwise be vested and exercisable under the terms of the Stock Award one (1) year after the date of such transaction.
(ii) Stock Awards May Be Assumed. Except as otherwise stated in the Stock Award Agreement, in the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Stock Awards outstanding under the Plan or may substitute similar stock awards for Stock Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Stock Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of a Stock Award or substitute a similar stock award for only a portion of a Stock Award. The terms of any assumption, continuation or substitution shall be set by the Board in accordance with the provisions of Section 2.
(iii) Stock Awards Held by Current Participants. Except as otherwise stated in the Stock Award Agreement, in the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Stock Awards (and, if applicable, the time at which such Stock Awards may be exercised) shall (contingent upon the effectiveness of the Corporate Transaction) be accelerated in full to a date prior to the effective time of such Corporate Transaction as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective time of the Corporate Transaction), and such Stock Awards shall terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall lapse (contingent upon the effectiveness of the Corporate Transaction).
(iv) Stock Awards Held by Persons other than Current Participants. Except as otherwise stated in the Stock Award Agreement, in the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, the vesting of such Stock Awards (and, if applicable, the time at which such Stock Award may be exercised) shall not be accelerated and such Stock Awards (other than a Stock Award consisting of vested and outstanding shares of Common Stock not subject to the Company’s right of repurchase) shall terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall not terminate and may continue to be exercised notwithstanding the Corporate Transaction.
(v) Payment for Stock Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event a Stock Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Stock Award may not exercise such Stock Award but will instead receive a payment, in such form as may be determined by the Board, equal in value to the excess, if any, of (A) the value of the property the holder of the Stock Award would have received upon the exercise of the Stock Award, over (B) any exercise price payable by such holder in connection with such exercise.
(d) Change in Control. A Stock Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Stock Award Agreement for such Stock Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration shall occur.

10. TERMINATION OR SUSPENSION OF THE PLAN.
(a) Plan Term. Unless sooner terminated by the Board pursuant to Section 2, the Plan shall automatically terminate on the day before the tenth (10th) anniversary of the date the Plan is adopted by the Board or approved by the stockholders of the Company, whichever is earlier. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.
(b) No Material Impairment of Rights. Termination of the Plan shall not materially impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.
11. EFFECTIVE DATE OF PLAN.
This Plan shall become effective on the Effective Date. Prior to the Effective Date, the Prior Plans are unaffected by the Plan, and stock awards shall continue to be granted from the Prior Plans. If the Plan has not been approved by the stockholders of the Company by the first anniversary of the Adoption Date, the adoption of the Plan shall be null and void and the Prior Plans shall continue unaffected by the adoption of the Plan.
12. CHOICE OF LAW.
The law of the State of California shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of laws rules.

13. DEFINITIONS. As used in the Plan, the definitions contained in this Section 13 shall apply to the capitalized terms indicated below:
(a) “Adoption Date” means April 27, 2011, the date the Plan was adopted by the Board.
(b) “Affiliate” means, at the time of determination, any “parent” or “subsidiary” as such terms are defined in Rule 405 of the Securities Act. The Board shall have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
(c) “Award” means a Stock Award or a Performance Cash Award.
(d) “Board” means the Board of Directors of the Company.
(e) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Stock Award after the Effective Date without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company). Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.
(f) “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person from the Company in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (B) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;
(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;
(iii) the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur, except for a liquidation into a parent corporation;

(iv) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or
(v) individuals who, on the date this Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board (provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board).
For clarity, the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.
Notwithstanding the foregoing or any other provision of this Plan, the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply.
(g) “Code” means the Internal Revenue Code of 1986, as amended.
(h) “Committee” means a committee of one (1) or more Directors to whom authority has been delegated by the Board in accordance with Section 2(c).
(i) “Common Stock” means the common stock of the Company.
(j) “Company” means Applied Micro Circuits Corporation, a Delaware corporation.
(k) “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, shall not cause a Director to be considered a “Consultant” for purposes of the Plan.
(l) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall not terminate a Participant’s Continuous Service. For example, a change in status from an employee of the Company to a consultant to an Affiliate or to a Director shall not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.
(m) “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i) a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;
(ii) a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

(iii) the consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or
(iv) the consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.
(n) “Covered Employee” shall have the meaning provided in Section 162(m)(3) of the Code and the regulations promulgated thereunder.
(o) “Director” means a member of the Board.
(p) “Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code.
(q) “Effective Date” means the effective date of this Plan document, which is August 16, 2011, the date of the annual meeting of stockholders of the Company at which this Plan was approved by the stockholders.
(r) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of the Plan.
(s) “Entity” means a corporation, partnership, limited liability company or other entity.
(t) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(u) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date of the Plan as set forth in Section 11, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.
(v) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:
(i) If the Common Stock is listed on any established stock exchange, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange (or the exchange with the greatest volume of trading in the Common Stock) on the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price (or closing bid if no sales were reported) for the Common Stock on the date of determination, then the Fair Market Value shall be the closing sales price (or closing bid if no sales were reported) on the last preceding date for which such quotation exists.
(ii) In the absence of such market for the Common Stock, the Fair Market Value shall be determined by the Board in good faith.
(w) “Incentive Stock Option” means an Option that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code and the regulations promulgated thereunder.
(x) “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.
(y) “Nonstatutory Stock Option” means any Option that does not qualify as an Incentive Stock Option.

(z) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
(aa) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.
(bb) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.
(cc) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if permitted under the terms of this Plan, such other person who holds an outstanding Option.
(dd) “Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 6(d).
(ee) “Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant. Each Other Stock Award Agreement shall be subject to the terms and conditions of the Plan.
(ff) “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, has not been an officer of the Company or an “affiliated corporation,” and does not receive remuneration from the Company or an “affiliated corporation,” either directly or indirectly, in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.
(gg) “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.
(hh) “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.
(ii) “Performance Cash Award” means an award of cash granted pursuant to the terms and conditions of Section 6(d)(ii).
(jj) “Performance Criteria” means the one or more criteria that the Board shall select for purposes of establishing the Performance Goals for a Performance Period. In approving any Award that is subject to Performance Goals, the Board is permitted, but is not obligated, to select Performance Criteria and otherwise structure the Award in a manner that is intended to comply with the exemption for performance-based compensation under Section 162(m) of the Code. The Performance Criteria that shall be used to establish Performance Goals may be based on any one of, or combination of, the following: (i) earnings per share; (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization; (iv) total stockholder return; (v) return on equity; (vi) return on assets, investment, or capital employed; (vii) operating margin; (viii) gross margin; (ix) operating income; (x) net income (before or after taxes); (xi) net operating income; (xii) net operating income after tax; (xiii) pre-tax profit; (xiv) operating cash flow; (xv) sales or revenue targets; (xvi) increases in revenue or product revenue; (xvii) expenses and cost reduction goals; (xviii) improvement in or attainment of working capital levels; (xix) economic value added (or an equivalent metric); (xx) market share; (xxi) cash flow; (xxii) cash flow per share; (xxiii) share price performance; (xxiv) debt reduction; (xxv) implementation or completion of projects or processes; (xxvi) customer satisfaction; (xxvii) stockholders’ equity; and (xxviii) to the extent that an Award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Board. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Stock Award Agreement or the written terms of a Performance Cash Award. The Board shall, in its sole discretion, define the manner of calculating the Performance Criteria it selects to use for such Performance Period.
(kk) “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. At the time of the grant of any Award, the Board is authorized to determine whether, when calculating the attainment of Performance Goals for a Performance Period: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; and (v) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals.
(ll) “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Stock Award or a Performance Cash Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.
(mm) “Performance Stock Award” means a Stock Award granted under the terms and conditions of Section 6(d)(i).
(nn) “Plan” means this Applied Micro Circuits Corporation 2011 Equity Incentive Plan.
(oo) “Restricted Stock Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(a).
(pp) “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. Each Restricted Stock Award Agreement shall be subject to the terms and conditions of the Plan.
(qq) “Restricted Stock Unit Award” means an unfunded right to receive shares of Common Stock at a future date which is granted pursuant to the terms and conditions of Section 6(b).
(rr) “Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant. Each Restricted Stock Unit Award Agreement shall be subject to the terms and conditions of the Plan.
(ss) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.
(tt) “Securities Act” means the Securities Act of 1933, as amended.
(uu) “Stock Appreciation Right” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 6(c).
(vv) “Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement shall be subject to the terms and conditions of the Plan.
(ww) “Stock Award” means any right to receive Common Stock granted under the Plan, including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a Restricted Stock Unit Award, a Stock Appreciation Right, a Performance Stock Award or any Other Stock Award.
(xx) “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.
(yy) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).
(zz) “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate.

AppliedMicro

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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M94341-P67586 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

APPLIED MICRO CIRCUITS CORPORATION

1. To elect as Directors of Applied Micro Circuits Corporation the nominees listed below:	For	Against	Abstain
1a. Cesar Cesaratto	☐	☐	☐
1b. Paramesh Gopi, Ph.D.	☐	☐	☐
1c. Paul R. Gray, Ph.D.	☐	☐	☐
1d. Fred Shlapak	☐	☐	☐
1e. Robert F. Sproull, Ph.D.	☐	☐	☐
1f. Duston Williams	☐	☐	☐
1g. Christopher Zepf	☐	☐	☐

	For	Against	Abstain
2. To ratify the selection of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending March 31, 2016.	☐	☐	☐

	For	Against	Abstain
3. To approve the amendment of the Applied Micro Circuits Corporation 2011 Equity Incentive Plan.	☐	☐	☐

	For	Against	Abstain
4. To approve by advisory vote the executive compensation described in the Proxy Statement.	☐	☐	☐

Such other business as may properly come before the meeting or any adjournment thereof.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on August 4, 2015:
The Notice and Proxy Statement/10-K Combo is available at www.proxyvote.com.

M94342-P67586

APPLIED MICRO CIRCUITS CORPORATION
PROXY CARD

This proxy is solicited on behalf of the Board of Directors. The Annual Meeting of Stockholders of Applied Micro Circuits Corporation, a Delaware corporation (the "Company"), will be held at the Company's corporate headquarters located at 4555 Great America Parkway, 6th floor, Santa Clara, CA 95054 on Tuesday, August 4, 2015, at 1:00 p.m., local time, for the purposes stated on the reverse side (the "Annual Meeting"). The undersigned hereby appoints Paramesh Gopi and Douglas Ahrens, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated on the reverse side all of the shares of Common Stock of the Company that the undersigned is entitled to vote at the Annual Meeting and at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. **IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION TO THE BOARD OF DIRECTORS OF EACH OF THE NOMINEES LISTED ON THE REVERSE SIDE, FOR PROPOSAL 2, FOR PROPOSAL 3 AND FOR PROPOSAL 4**. IF ANY OTHER MATTER IS PROPERLY PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED IN THE BEST JUDGMENT OF THE PROXIES.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE